Exhibit 10.1

Execution Version

CUSIP: 67460TAP3
364-Day Tranche CUSIP: 67460TAQ1
2-Year Tranche CUSIP: 67460TAR9

OCCIDENTAL PETROLEUM CORPORATION

TERM LOAN AGREEMENT

Dated as of December 28, 2023

$2,000,000,000 364-day Tranche Term Loan Facility
$2,700,000,000 2-year Tranche Term Loan Facility
______________________________

BOFA SECURITIES, INC.,
as Sole Lead Arranger and Sole Bookrunner,

JPMORGAN CHASE BANK, N.A.,
MUFG BANK, LTD.
and
SUMITOMO MITSUI BANKING CORPORATION,
as Syndication Agents

CITIBANK, N.A.,
HSBC SECURITIES (USA) INC.,
ROYAL BANK OF CANADA,
STANDARD CHARTERED BANK,
TD SECURITIES (USA) LLC
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Documentation Agents

and

BANK OF AMERICA, N.A.,

as Administrative Agent

TABLE OF CONTENTS

i

Schedules

1.01	Certain definitions
I	Term Loan Commitments
II	Addresses, Facsimile, E-Mails and Telephone Numbers
III	Pricing Schedule

Exhibits

A	Form of Note
B	Form of Borrowing or Interest Election Request
C	Form of Assignment and Acceptance
D	Form of Solvency Certificate

THIS TERM LOAN AGREEMENT, dated as of December 28, 2023, is among OCCIDENTAL PETROLEUM CORPORATION, a Delaware corporation (hereinafter called the “Company”); the Banks (as defined below); and BANK OF AMERICA, N.A., as administrative agent (hereinafter called, in such capacity, together with any successor thereto in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS the Company has requested that the Banks provide a $4,700,000,000 committed term loan facility to the Company (a) to pay all or a portion of the cash consideration for the Acquisition, (b) to fund the Target Refinancing and (c) to pay Transaction Costs; and

WHEREAS the Banks are willing to provide such term loan facility to the Company on the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.  Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated below in this Section 1.01; provided that capitalized terms used in Sections 6.02(b) and 6.02(c) and defined in Schedule 1.01 shall have the meanings indicated in such Schedule 1.01:

“2-Year Tranche Commitment” means, as to each Bank, its commitment to make 2-Year Tranche Loans to the Company pursuant to Section 2.01 in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Bank’s name on Schedule I, as such commitment may be reduced or adjusted in accordance with this Agreement.  The initial amount of each Bank’s 2-Year Tranche Commitment is set forth on Schedule I, or in the Assignment and Acceptance pursuant to which such Bank shall have assumed its 2-Year Tranche Commitment, as applicable.  As of the Effective Date, the aggregate amount of 2-Year Tranche Commitments is $2,700,000,000.

“2-Year Tranche Loans” means the Term Loans made by the Banks to the Company pursuant to Section 2.01(a)(ii).

“364-Day Tranche Commitment” means, as to each Bank, its commitment to make 364-Day Tranche Loans to the Company pursuant to Section 2.01 in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Bank’s name on Schedule I, as such commitment may be reduced or adjusted in accordance with this Agreement.  The initial amount of each Bank’s 364-Day Tranche Commitment is set forth on Schedule I, or in the Assignment and Acceptance pursuant to which such Bank shall have assumed its 364-Day Tranche

Commitments, as applicable.  As of the Effective Date, the aggregate amount of 364-Day Tranche Commitments is $2,000,000,000.

“364-Day Tranche Loans” means the Term Loans made by the Banks to the Company pursuant to Section 2.01(a)(i).

“Acquired Business” means the Target and its Subsidiaries.

“Acquisition” means the series of transactions which will result in the acquisition by the Company of the Acquired Business pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the Partnership Interest Purchase Agreement dated as of December 10, 2023, by and among CrownRock Holdings, L.P., a Delaware limited liability company, CrownRock GP, LLC, a Delaware limited liability company, Coral Holdings LP, LLC, a Delaware limited liability company, Coral Holdings GP, LLC, a Delaware limited liability company, and the Company (together with the appendices, exhibits and schedules thereto), as the same may be amended, supplemented or otherwise modified from time to time in accordance therewith and herewith.

“Acquisition Agreement Representations” means the representations and warranties made by the Target in the Acquisition Agreement as are material to the interests of the Banks, but only to the extent that the Company has (or a Subsidiary of the Company has) the right to terminate the Company’s (or such Subsidiary’s) obligations under the Acquisition Agreement as a result of the breach of such representations and warranties in the Acquisition Agreement.

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as the Administrative Agent may from time to time notify to the Company and the Banks.

“Administrative Questionnaire” means an administrative questionnaire, in a form supplied by the Administrative Agent, which each Bank shall complete and provide to the Administrative Agent.

“Affected Bank” means, respectively, (a) any Bank or Participant affected by the events described in Section 2.08(a), Section 2.08(b) or Section 2.12, (b) any Bank affected by the events described in Section 2.13 or (c) any Bank affected by the events described in Section 3.06, as the case may be, but only for any period during which such Bank or Participant shall be affected by such events.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Agents” means, collectively, the Syndication Agents, the Administrative Agent and the Documentation Agents.

“Agreement” means this Term Loan Agreement, as the same may at any time be amended, restated, supplemented or otherwise modified from time to time and in effect.

“Allocable Share” means, when used with reference to any Assenting Bank at the time any determination thereof is to be made in the case of the Term Loan Commitment and Term Loans of an Affected Bank in any Class, a fraction, the numerator of which shall be the Term Loan Commitment for such Class of such Assenting Bank at such time and the denominator of which shall be the aggregate of the Term Loan Commitments for such Class of all Assenting Banks at such time (or such other amount of such Term Loan Commitment and Term Loans for such Class as the Company and the Assenting Banks shall agree).

“Alternate Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) Term SOFR plus 1.00% and (d) 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.03, then the Alternate Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Alternate Base Rate Term Loan” means any Term Loan with respect to which the Interest Rate is based on the Alternate Base Rate.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Commitment Fee Rate” means, at any date, the applicable rate per annum based upon the ratings applicable on such date to Index Debt under the caption “Commitment Fee Rate” as set forth in the Pricing Schedule.

“Applicable Margin” means, on any date, with respect to any Term SOFR Term Loan or Alternate Base Rate Term Loan of any Class, as the case may be, the applicable rate per annum based upon the ratings applicable on such date to Index Debt under the caption “Applicable Margin” for such Class as set forth in the Pricing Schedule.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Bank, (b) an affiliate of a Bank or (c) an entity or an affiliate of an entity that administers or manages a Bank.

“Assenting Bank” has the meaning assigned to that term in Section 2.08(e)(ii).

“Asset Sale” means a non-ordinary course Disposition by, or any Casualty Event of, the Company or any of its Subsidiaries of any property, including (without limitation) the

Disposition of Capital Stock of any Subsidiary of the Company, but excluding (a) any Disposition among the Company and/or its Subsidiaries (except for proceeds from any non-ordinary course Disposition made to any master limited partnership or similar entity), (b) any Disposition by a Foreign Subsidiary to the extent the repatriation of the proceeds of such Disposition would result in material adverse tax consequences as reasonably determined by the Company, (c) any Disposition of accounts receivable and/or oil cargos in connection with ordinary course working capital financings and (d) any Disposition where the proceeds do not exceed $75,000,000.

 “Assignment and Acceptance” means an instrument substantially in the form of Exhibit C.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank” and “Banks” mean, respectively, (a) each bank or financial institution which becomes a party to this Agreement by signing on the signature pages hereto or pursuant to Section 10.06(c), and (b) all such banks and financial institutions.

“Bank-Related Person” has the meaning assigned to it in Section 10.07(b).

“Bank of America” means Bank of America, N.A. and its successors.

“Bank Parent” means, with respect to any Bank, any Person in respect of which such Bank is a Subsidiary.

“Bankruptcy Event” means, with respect to any Bank, that such Bank has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Bank by a governmental authority if such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such governmental authority) to reject, repudiate, disavow or disaffirm any agreements made by such Bank.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“BofA Securities” means BofA Securities, Inc., together with any of its designated affiliates.

“Borrowing Date” means the date on which a Term Loan Borrowing is, or is to be, consummated, as the context may indicate.

“Borrowing Request” means a request made pursuant to Section 2.01(b) substantially in the form of Exhibit B.

“Bridge Commitment Letter” means that certain 364-Day Bridge Facility Commitment Letter dated December 10, 2023 among the Company, BofA Securities and Bank of America.

“Bridge Facility” means the 364-Day Bridge Facility contemplated by the Bridge Commitment Letter, which term shall include any definitive credit documentation evidencing such facility.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Business Entity” means a corporation, association, business trust, partnership, limited liability company or other business entity.

“Calendar Quarter” means a calendar quarter ending on the last day of any March, June, September or December.

“Capital Adequacy or Liquidity Change” has the meaning assigned to that term in Section 2.08(b).

“Capital Adequacy or Liquidity Rule” has the meaning assigned to that term in Section 2.08(b).

“Capital Stock” means (a) in the case of a corporation, common stock, preferred stock and any other capital stock, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, limited liability company interests, and (d) in the case of any other Business Entity, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, such Business Entity, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Casualty Event” means any loss, damage or destruction of the Company’s or its Subsidiaries’ property that is insured or the condemnation of the Company’s or its Subsidiaries’ property, other than such loss, damage or destruction of the property of a Foreign Subsidiary to the extent the repatriation of the proceeds of such event would result in material adverse tax consequences as reasonably determined by the Company.

“Class” when used in reference to (a) any Term Loan or Term Loan Borrowing refers to whether such Term Loan, or the Term Loans comprising such Term Loan Borrowing, are 364-Day Tranche Loans or 2-Year Tranche Loans and (b) any Term Loan Commitment, refers to whether such Term Loan Commitment is a 364-Day Tranche Commitment or 2-Year Tranche Commitment.

“Closing Date” means the first date upon which the conditions of Section 7.02 shall have been satisfied or waived in accordance with Section 10.01 and the Term Loans are funded.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended from time to time and in effect.

“Commitment Fee” has the meaning assigned to that term in Section 2.07(a).

“Commitment Termination Date” means the first to occur of (a) the date on which the Acquisition is consummated without the drawing of the Term Loans by the Company, (b) the date on which the Acquisition Agreement is terminated in accordance with its terms and such termination has either been publicly announced by a party thereto or the Administrative Agent has received written notice thereof from the Company, (c) the date on which the Administrative Agent receives written notice from the Company of its election to terminate all Term Loan Commitments in full and (d) December 10, 2024; provided, that, to the extent that the “Outside Date” set forth in the Acquisition Agreement as in effect on December 10, 2023 is extended by a period of not more than six (6) months pursuant to the definition of “Outside Date” in the Acquisition Agreement as in effect on December 10, 2023, then the date first referred to in this clause (d) shall be automatically extended by an equal period.

“Company” has the meaning assigned to that term in the introduction to this Agreement.

“Confidential Information” has the meaning assigned to that term in Section 10.02.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Alternate Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the reasonable discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).

“Consolidated Subsidiary” means any Subsidiary of the Company included in the financial statements of the Company and its Subsidiaries prepared on a consolidated basis in accordance with United States generally accepted accounting principles.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Defaulting Bank” means any Bank that (a) has failed, within three Business Days of the date required to be funded or paid, (i) to fund any portion of its Term Loans or (ii) to pay any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies the Administrative Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding set forth in Section 7.02 (specifically identified in such writing) has not been satisfied, (b) has notified the Company, the Administrative Agent or any Bank in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good-faith determination that a condition precedent (specifically identified in such writing) to funding a Term Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or any Bank made in good faith to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations to fund prospective Term Loans; provided, that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon the Administrative Agent’s or the applicable Bank’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become, or has a Bank Parent that has become, the subject of a Bankruptcy Event or a Bail-In Action.

“Disposition” or “Dispose” means the sale, lease, sublease or other disposition of any property of any Person, including any transfer of property in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws).

“Disqualified Institutions” means any Persons that are (a) competitors of the Company or its Subsidiaries or the Acquired Business, identified in writing by the Company to the Administrative Agent from time to time (it being understood that, notwithstanding anything herein to the contrary, in no event shall a supplement apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest under this Agreement that is otherwise permitted hereunder, but upon the effectiveness of such designation, any such Person may not acquire any additional Term Loan Commitments, Term Loans or participations), (b) such other Persons identified in writing by the Company to the Lead Arranger prior to December 10, 2023 and (c) affiliates of the Persons identified pursuant to clause (a) or (b) that are either clearly identifiable by name or identified in writing by the Company to the Administrative Agent.

“Documentation Agents” means, collectively, Citibank, N.A., HSBC Securities (USA) Inc., Royal Bank of Canada, Standard Chartered Bank, TD Securities (USA) LLC and Wells Fargo Bank, National Association.

“Dollars” and the symbol “$” mean the lawful currency of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date upon which the conditions of Section 7.01 shall have been satisfied.  The Effective Date is December 28, 2023.

“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means a commercial bank having total assets in excess of $8,000,000,000 or any other financial institution mutually acceptable to the Company and the Administrative Agent.

“Employee Benefit Plan” has the meaning assigned to the term “employee benefit plan” in Section 3(3) of ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and in effect, and the rules and regulations promulgated thereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to that term in Section 8.01.

“Excepted Subsidiary” means (a) effective as of the date of the Officers’ Certificate hereinafter referred to, any Subsidiary of the Company which has been designated as an Excepted Subsidiary pursuant to an Officers’ Certificate and has not been withdrawn from status as an Excepted Subsidiary by a subsequent Officers’ Certificate; provided that no Subsidiary of the Company may be designated as an Excepted Subsidiary unless, immediately after giving effect to such designation, the Company shall be in compliance with Section 6.02(d) calculated on a pro forma basis and (b) each Subsidiary of one or more Excepted Subsidiaries.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent, a Bank or any other recipient or required to be withheld or deducted from a payment to such recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such recipient with respect to an applicable interest in a Term Loan or Term Loan Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in the Term Loan or Term Loan Commitment (other than pursuant to an assignment request by the Company under Section 2.08(e), Section 2.12(c), Section 2.13 or Section 10.08) or (ii) such Bank changes its lending office, except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 2.12(b) and (d) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices included in or adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fees” means the fees payable pursuant to Section 2.07.

“Fee Letter” means the fee letter, dated December 10, 2023, entered into by the Company, BofA Securities and Bank of America with respect to the term loan facility hereunder.

“Fitch” means Fitch Ratings, Inc., or any successor to its rating agency business.

“Foreign Subsidiary” means a Subsidiary of the Company that is not organized under the laws of the United States, any state thereof or the District of Columbia.

“Funded Debt” means, with respect to any Person, all Indebtedness of such Person (a) maturing one year or more from the date of the creation thereof, (b) directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and (c) under a revolving credit, term loan or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

“Governmental Authority” means the government of the United States or any other nation or jurisdiction, or of any political subdivision thereof, whether state, provincial or local, and any department, ministry, agency, authority, instrumentality, regulatory body, court, central bank or other entity lawfully exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Increased Cost Change” has the meaning assigned to that term in Section 2.08(a).

“Indebtedness” means, with respect to any Person, at any time, and in each case only to the extent such obligations are presented as liabilities on the face of the balance sheet of such Person in accordance with United States generally accepted accounting principles, (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (b) obligations under capital leases (the amount of such obligations being the capitalized amount of such leases, determined in accordance with United States generally accepted accounting principles as provided in Section 1.02), (c) obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (d) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit,  letters of guaranty and bankers’ acceptances, (e) guarantees by such Person of any Indebtedness of others of the type described in the foregoing clauses (a) through (d) and (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any asset owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person.

“Indemnified Liabilities” has the meaning assigned to that term in Section 10.07.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under this Agreement and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” and “Indemnitee” have the respective meanings assigned to those terms in Section 10.07.

“Index Debt” means senior, unsecured, non-credit-enhanced, publicly-held, long-term indebtedness for borrowed money of the Company.

“Interest Election Notice” has the meaning assigned to that term in Section 2.06.

“Interest Payment Date” means (a) with respect to Alternate Base Rate Term Loans, the last day of each Calendar Quarter, commencing with the first of such dates to occur after the date of this Agreement, and the Maturity Date and (b) with respect to any Term SOFR Term Loans, the last day of each Interest Period applicable thereto and the Maturity Date; provided, however, that if any Interest Period for a Term SOFR Term Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates.

“Interest Period” means, as to each Term SOFR Term Loan, the period commencing on the date such Term SOFR Term Loan is disbursed or converted to or continued as a Term SOFR Term Loan and ending on the date one, three or six months thereafter, as selected by the Company in its Borrowing Request (in the case of each requested Interest Period, subject to availability); provided that:

(a)          any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Term Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)          any Interest Period pertaining to a Term SOFR Term Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)          no Interest Period shall extend beyond the applicable Maturity Date.

“Interest Rate” means the rate or rates of interest to be determined as provided in Article III.

“Lead Arranger” means BofA Securities, Inc. in its capacity as sole lead arranger and sole bookrunner.

 “Lender Recipient Party” has the meaning assigned to that term in Section 9.14.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

“Maturity Date” means, as applicable, with respect to (a) 364-Day Tranche Loans, the date that is 364 days following the Closing Date and (b) 2-Year Tranche Loans, the date that is the two year anniversary of the Closing Date.

“Minimum Funding Standard” has the meaning assigned to that term in Section 302 of ERISA and Section 412 of the Code.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multiemployer Plan” has the meaning assigned to the term “multiemployer plan” in Section 3(37) of ERISA.

“Net Cash Proceeds” means, with respect to any Asset Sale, (a) the proceeds in cash (including, in the case of any Casualty Event, insurance, condemnation or similar proceeds) received in respect of such event, including any cash received in respect of any non-cash proceeds (but only as and when received), in each case, net of (b) the sum, without duplication, of (i) all fees and out-of-pocket expenses, including attorney, accountant, auditor, brokerage, consultant and any other customary fees and expenses actually incurred by the Company and its Subsidiaries in connection with such event, (ii) survey costs, title insurance premiums and search and recording charges, (iii) the amount of all Taxes, including sales, transfer, deed or mortgage recording taxes, paid or payable by the Company and its Subsidiaries as a result thereof, and any other payment required by applicable law, rule or regulation as a result of such event, (iv) the amount of all payments required to be made by the Company and its Subsidiaries as a result of such event to repay indebtedness or pay other obligations, in each case which are secured by such assets and (v) the amount of any reserves established by the Company and its Subsidiaries, in accordance with United States generally accepted accounting principles, to fund purchase price adjustment, indemnification and similar contingent liabilities in connection therewith; provided that if the Company or any of its Subsidiaries receive proceeds from any Casualty Event that would otherwise constitute Net Cash Proceeds, then the Company and its Subsidiaries may use any portion of such proceeds (the “Reinvestment Amount”) to replace or repair the assets which are the subject of the Casualty Event, and in such case, the Reinvestment Amount shall not constitute Net Cash Proceeds until, and except to the extent (but shall then be deemed to have been received to such extent and shall constitute Net Cash Proceeds and not be covered by this proviso), not so used within such period as may be reasonably required to complete such replacement or repair.  For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(v) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of Net Cash Proceeds in respect of such event.

“Notes” and “Note” mean, respectively, (a) the promissory notes of the Company substantially in the form of Exhibit A, issued pursuant to and in accordance with this Agreement, as such promissory notes may at any time be amended or modified and in effect, and (b) a single such promissory note.

“Officers’ Certificate” means a certificate executed on behalf of the Company by one of its Senior Vice Presidents, one of its Vice Presidents or its Treasurer or one of its Assistant Treasurers or its Controller or one of its Assistant Controllers.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Taxes (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest in any Term Loan or Note).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.08(e), Section 2.12(c), Section 2.13 or Section 10.08).

“Participants” and “Participant” mean, respectively, (a) the banks and other entities referred to in Section 10.06(b) and (b) any one of such banks or other entities.

“Payment in Full” means the date on which the Total Commitments are terminated and all Term Loans and the unpaid interest accrued thereon and the Fees accrued hereunder are repaid or paid in full.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor entity performing similar functions.

“Person” means a corporation, an association, a partnership, an organization, a business, an individual, a government or a political subdivision thereof or a governmental agency.

“Plan” means (a) with respect to the Company, any plan described in Section 4021(a) of ERISA and not excluded pursuant to Section 4021(b) thereof, under which the Company or any Related Person to the Company has contributed, and (b) with respect to any other Person, any employee benefit plan or other plan established or maintained by such Person for the benefit of such Person’s employees and to which Title IV of ERISA applies.

“Plan Administrator” has the meaning assigned to the term “administrator” in Section 3(16)(A) of ERISA.

“Plan Sponsor” has the meaning assigned to the term “plan sponsor” in Section 3(16)(B) of ERISA.

“Pricing Schedule” means the pricing grid set forth on Schedule III.

“Prohibited Transaction” has the respective meanings assigned to that term in Section 4975 of the Code and in Section 406 of ERISA.

“Proportional Share” means, at the time any determination thereof is to be made and when used with reference to any Bank and any Class and any described aggregate or total amount, (a) if such determination is made prior to the Closing Date, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction, the numerator of which shall be such Bank’s Term Loan Commitment for such Class at such time and the denominator of which shall be the aggregate Term Loan Commitments for such Class at such time and (b) if such determination is made after the Closing Date, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction, the numerator of which shall be such Bank’s Term Loan Exposure for such Class at such time and the denominator of which shall be the aggregate Term Loan Exposures for such Class at such time.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Register” has the meaning assigned to that term in Section 10.06(e).

“Regulation D” means Regulation D of the Board, as the same may at any time be amended or modified and in effect.

“Regulation U” means Regulation U of the Board, as the same may at any time be amended or modified and in effect.

“Regulation X” means Regulation X of the Board, as the same may at any time be amended or modified and in effect.

“Related Person” means, with respect to any Person, any trade or business (whether or not incorporated) which, together with such Person, is under common control as described in Section 414(c) of the Code.

“Replacement Lender” means a lending institution designated by the Company pursuant to Section 2.08(e)(iv), Section 2.12(c)(ii) or Section 2.13, which, at the time of such designation, is not a Bank.

“Reportable Event” means a “reportable event” described in Section 4043(b) of ERISA.

“Required Banks” means, at the time any determination thereof is to be made, Banks whose Term Loan Commitments aggregate more than 50% of the Total Commitment, or, if the Total Commitment shall have been terminated pursuant to the terms hereof (including upon the Closing Date or pursuant to Section 8.01), Banks holding outstanding Term Loans representing in the aggregate more than 50% of the sum of the aggregate outstanding principal amount of all Term Loans; provided that if the Required Banks are being determined only with respect to a specific Class, then the Term Loan Commitments or Term Loans, as applicable, shall be determined with respect to the Term Loan Commitments or Term Loans of such Class only.

“Rescindable Amount” means any payment that the Administrative Agent makes for the account of any Bank hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies: (a) the

Company has not in fact made such payment; (b) the Administrative Agent has made a payment in excess of the amount so paid by the Company (whether or not then owed); or (c) the Administrative Agent has for any reason otherwise erroneously made such payment.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called, Luhansk People’s Republic, the Crimea Region of Ukraine, the Kherson region of Ukraine, the Zaporizhzhia region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, His Majesty’s Treasury of the United Kingdom, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any EU member state or His Majesty’s Treasury of the United Kingdom.

“Scheduled Unavailability Date” has the meaning assigned to that term in Section 3.03(b).

“SEC” means the Securities and Exchange Commission.

“SOFR Adjustment” means 0.10% (10 basis points).

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“Specified Existing Debt” means indebtedness and other amounts outstanding under the senior notes of the Company existing as of the date of this Agreement with a scheduled maturity date on or prior to the Maturity Date of the 2-Year Tranche Loans.

“Specified Representations” means the representations and warranties set forth in Section 5.01(a)(x) (solely with respect to due incorporation and valid existence), subclauses (ii) through (iv) of Section 5.01(a)(y), Section 5.01(c)(i)(y) (solely with respect to the Company) and Section 5.01(c)(ii) (solely with respect to any agreement with respect to Indebtedness of the

Company or its Subsidiaries in a committed or outstanding principal amount of at least $200,000,000), Section 5.01(d), Section 5.01(i), Section 5.01(j), Section 5.01(n)(ii) and Section 5.01(o).

“Specified Subsidiary” means, at any time, any Consolidated Subsidiary, a majority (by number of votes) of the Voting Securities of which is at such time owned directly by the Company or by one or more of its Specified Subsidiaries, or by the Company and one or more of its Specified Subsidiaries, and which is not at such time designated as an Excepted Subsidiary; provided that (a) at the time any Subsidiary of the Company is withdrawn from status as an Excepted Subsidiary, such Subsidiary shall not be liable with respect to any Indebtedness which it could not become liable with respect to hereunder on the date of such withdrawal if it were then a Specified Subsidiary, and (b) immediately after giving effect to such withdrawal, no Event of Default or Unmatured Event of Default shall have occurred and be continuing.

 “Subsidiary” means, with respect to any Person, any corporation, association, partnership or other Business Entity, a majority (by number of votes) of the Voting Securities of which is at the time owned by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

“Successor Rate” has the meaning assigned to that term in Section 3.03(b).

“Syndication Agents” means, collectively, JPMorgan Chase Bank, N.A., MUFG Bank, Ltd. and Sumitomo Mitsui Banking Corporation.

“Target” means CrownRock, L.P., a Delaware limited partnership.

“Target Exchange Offer/Consent Solicitation” means (i) an offer by the Company to exchange the Target’s outstanding 5.000% Senior Notes due 2029 for newly issued notes of the Company and/or (ii) a consent solicitation conducted by the Company to modify the terms of the Target’s outstanding 5.000% Senior Notes due 2029.

“Target Redemption” means the redemption or repurchase of all of the Target’s outstanding 5.625% Senior Notes due 2025, or the satisfaction and discharge of all obligations under the indenture governing such notes.

“Target Refinancing” means, collectively, the Target Redemption and the Target Repayment.

“Target Repayment” means the repayment of all amounts outstanding under the Target’s Fifth Amended and Restated Credit Agreement dated as of February 8, 2019, among the Target, as borrower, JPMorgan Chase Bank, N.A., as administrative agent and L/C issuer, and the lenders party thereto, as may be amended, restated, supplemented or otherwise modified from time to time.

“Taxes” has the meaning assigned to that term in Section 2.12(a).

“Term Loan Borrowing” means a borrowing by the Company from the Banks pursuant this Agreement consisting of simultaneous Term Loans of the same Type, made,

converted or continued on the same date from each of the Banks in accordance with their respective Proportional Shares for the applicable Class of such borrowing.

“Term Loan Commitment” means, when used with reference to any Bank and at the time any determination thereof is to be made, such Bank’s 2-Year Tranche Commitment or 364-Day Tranche Commitment, as applicable.

 “Term Loan Exposure” means, with respect to any Bank and Class of Term Loans at any time, the sum of the outstanding principal amount of such Bank’s Term Loans in such Class at such time.

“Term Loan” has the meaning assigned to that term in Section 2.01(a).

“Term SOFR” means:

(a)          for any Interest Period with respect to a Term SOFR Term Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m., New York City time, on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b)          for any interest calculation with respect to an Alternate Base Rate Term Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m., New York City time, on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such term;

provided that if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Term SOFR Term Loan” means any Term Loan with respect to which the Company shall have selected an Interest Rate based on clause (a) of the definition of Term SOFR in accordance with the provisions of Article II.

“Total Capitalization” means, as of the last day of any fiscal quarter, with respect to the Company and its Specified Subsidiaries on a consolidated basis, the sum of (a) Total Debt at such time; plus (b) total stockholders’ equity at such time, determined on a consolidated basis in accordance with United States generally accepted accounting principles. For purposes of this

Agreement, Total Capitalization shall be calculated excluding the cumulative amount of any non-cash write-downs, impairments and related charges occurring after September 30, 2019, including, without limitation, those which may be required under Rule 4-10 (Financial Accounting and Reporting for Oil and Gas Producing Activities Pursuant to the Federal Securities Laws and the Energy Policy and Conservation Act of 1975) of Regulation S-X promulgated by the SEC or by United States generally accepted accounting principles.

“Total Commitment” means, collectively, (a) the 364-Day Tranche Commitments and (b) the 2-Year Tranche Commitments.

 “Total Debt” means, at any time, the aggregate outstanding principal amount (or, in the case of a discount instrument, the accreted value thereof) of Indebtedness of the Company and its Specified Subsidiaries on a consolidated basis referred to in clauses (a) and (b), and guarantees thereof under clause (e), in each case of the definition of Indebtedness.

“Transaction Costs” means the fees and expenses incurred in connection with the Transactions.

“Transactions” means the borrowing of the Term Loans, the Acquisition, the Target Refinancing, the Target Exchange Offer/Consent Solicitation (if applicable), the issuance by the Company of other debt, equity or equity-linked securities to finance the Acquisition (if applicable), the entry into by the Company into (and, if applicable, borrowing under) the Bridge Facility, the payment of Transaction Costs and the other transactions contemplated by or related to the foregoing.

“Transferee” has the meaning assigned to that term in Section 10.06(g).

“Type” means (a) with respect to a Term Loan, its character as an Alternate Base Rate Term Loan or a Term SOFR Term Loan or (b) with respect to a Term Loan Borrowing, its character as a Term Loan Borrowing consisting of Alternate Base Rate Term Loans or as a Term Loan Borrowing consisting of Term SOFR Term Loans.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” means the United States of America.

“Unmatured Event of Default” means an event, act or occurrence which with the giving of notice or the lapse of time (or both) would become an Event of Default.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

 “USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Voting Securities” means stock or partnership interests of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, partnership or other business entity in question, other than stock or partnership interests having the right so to vote solely by reason of the happening of a contingency.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02.  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles as in effect from time to time, including, without limitation, releases and bulletins issued by the SEC, applicable statements, interpretations and positions issued by the Financial Accounting Standards Board and standards and releases issued by the Public Company Accounting Oversight Board or their task forces and/or committees.  In the event that an actual or anticipated change (which term for all purposes of this Agreement includes, without limitation, the adoption of a new rule) in United States generally accepted accounting principles would affect the computation of any dollar amounts or ratios referred to in the financial covenants herein, then, if the Company, the Administrative Agent or the Required Banks, by notice to the other parties hereto, shall so request, whether before or at any time after such change in United States generally accepted accounting principles, (a) the parties to the Agreement will enter into negotiations in good faith in an effort to agree upon amendments which will most nearly preserve the original intent of such financial covenants, and (b) pending agreement on such amendments, such financial covenants will remain in effect but will be measured by reference to United States generally accepted accounting principles as in effect immediately prior to such change. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any change in accounting for leases resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under United States generally accepted accounting principles as in effect on December 31, 2016.  When used herein, the term “financial statements” shall include the notes and schedules thereto, but need not include such notes or schedules when used with reference to such statements of any Person as of any date other than the end of a fiscal year of such Person.

SECTION 1.03.  Classification of Term Loans and Borrowings.  For purposes of this Agreement, Term Loans may be classified and referred to by Class (e.g., a “2-Year Tranche Loan”) or by Type (e.g., a “Term SOFR Term Loan”). Term Loan Borrowings also may be classified and referred to by Type (e.g., a “Term SOFR Term Loan Borrowing”).

SECTION 1.04.  Divisions.  For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

SECTION 1.05.  Interest Rates.  The Administrative Agent does not warrant, nor accept responsibility for, nor shall the Administrative Agent have any liability with respect to, the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection  of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes.  The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Company.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Company, any Bank or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

SECTION 1.06.  Other Interpretive Provisions. Unless otherwise specified herein or unless the context requires otherwise, (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (g) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, (j) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including” and (l) Article and Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

ARTICLE II

LOAN PROVISIONS

SECTION 2.01.  Term Loan Commitments; Procedure for Borrowing Requests.  (a)  Subject to the terms and conditions of this Agreement, each Bank, severally and not jointly, agrees to make term loans (“Term Loans”) to the Company in a single drawing on the Closing Date in an aggregate principal amount equal to (i) with respect to the 364-Day Tranche Loans, such Bank’s 364-Day Tranche Commitment and (ii) with respect to the 2-Year Tranche Loans, such Bank’s 2-Year Tranche Commitment.  Any undrawn Term Loan Commitments of each Bank (other than with respect to a Defaulting Bank referred to in clause (a)(i) of the definition thereof) shall automatically and permanently be terminated on the Closing Date. Any amount borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed.

(b)  To effect a Term Loan Borrowing, the Company shall give the Administrative Agent notice (by telephone (confirmed promptly in writing), facsimile or e-mail), substantially in the form of Exhibit B, (i) in the case of a Term Loan Borrowing consisting of Term SOFR Term Loans, not later than 12:00 noon, New York City time, three Business Days before such Term Loan Borrowing and (ii) in the case of a Term Loan Borrowing consisting of Alternate Base Rate Term Loans, not later than 11:00 a.m., New York City time, on the Business Day of such Term Loan Borrowing.  Such notice shall be irrevocable (except as provided in Section 2.08(e)(i), Section 2.12(c)(iii) or Section 3.03(a)) and shall in each case refer to this Agreement and specify (w) the Class of Term Loans being requested, (x) whether such Term Loans then being requested are to be Term SOFR Term Loans or Alternate Base Rate Term Loans, or a combination thereof, (y) the Borrowing Date with respect to such Term Loans (which shall be a Business Day) and the aggregate principal amount thereof, and (z) in the case of Term SOFR Term Loans, the Interest Period with respect thereto.  If no Interest Period with respect to any Term SOFR Term Loan is specified in any such notice, then the Company shall be deemed to have selected an Interest Period of one month’s duration.  The Administrative Agent shall promptly advise the other Banks by facsimile or e-mail of any notice given pursuant to this Section 2.01(b) and of each Bank’s portion of the requested Term Loan Borrowing.

SECTION 2.02.  [Reserved].

SECTION 2.03.  [Reserved].

SECTION 2.04.  General Terms Relating to the Term Loans.  (a)  Each Term Loan Borrowing made by the Company on any Borrowing Date shall be in an integral multiple of $1,000,000 and in a minimum aggregate principal amount of $5,000,000.  Term Loans shall be made as part of a Term Loan Borrowing consisting of Term Loans of the same Class by the Banks ratably in accordance with their respective Term Loan Commitments for such Class on the Borrowing Date of such Term Loan Borrowing; provided, however, that the failure of any Bank to make any Term Loan shall not in itself relieve any other Bank of its obligation to lend hereunder.

(b)  Each Term Loan shall be a Term SOFR Term Loan or an Alternate Base Rate Term Loan, as the Company may request subject to and in accordance with Section 2.01.  Each Bank may at its option make any Term SOFR Term Loan by causing a foreign branch or affiliate of such Bank to make such Term Loan; provided, however, that (i) any exercise of such option shall not affect the obligation of the Company to repay such Term Loan to such Bank in accordance with the terms of this Agreement and any applicable Note, (ii) such Bank shall promptly advise the Company of the exercise of such option, the name and address of such foreign branch or affiliate and such other information with respect to such branch or affiliate as the Company may reasonably request, and (iii) the exercise of such option, as of the time of such exercise, shall not materially increase the amounts which would have been payable by the Company to such Bank under this Agreement and any applicable Notes.  Term Loans of more than one interest rate option may be outstanding at the same time; provided, however, that, unless the Administrative Agent and the Company shall otherwise agree, the Company shall not be entitled to request any Term Loan which, if made, would result in an aggregate of more than ten separate Term Loans of any Bank being outstanding hereunder at any one time.  For purposes of the foregoing, Term Loans having different Interest Periods, regardless of whether they commence on the same date, and Term Loans having different interest rate options, shall be considered separate Term Loans.

(c)  Each Bank shall make available its portion, as appropriate, of each Term Loan Borrowing on the proposed Borrowing Date thereof by paying the amount required to the Administrative Agent in New York, New York, in Dollars, in immediately available funds not later than 11:00 a.m. (or 1:00 p.m. in the case of Alternate Base Rate Term Loans), New York City time, and the Administrative Agent shall by 1:00 p.m. (or 3:00 p.m. in the case of Alternate Base Rate Term Loans), New York City time, credit the amounts so received (or, subject to Section 2.04(d), its own funds but, in either case, in Dollars in immediately available funds) to such account of the Company as it shall designate in writing to the Administrative Agent or, if Term Loans are not made on such date because any condition precedent to a Term Loan Borrowing herein specified shall not have been met, promptly return the amounts so received to the respective Banks.

(d)  Unless the Administrative Agent shall have been notified by a Bank prior to the Borrowing Date of any Term Loan that such Bank does not intend to make available to the Administrative Agent such Bank’s portion of the Term Loan to be made on such Borrowing Date, the Administrative Agent may assume that such Bank has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Company a corresponding amount.  If, and only if, such notice is not given and such corresponding amount is not in fact made available to the Administrative Agent by such Bank, the Administrative Agent shall be entitled to recover such amount on demand from such Bank (or, if such Bank fails to pay such amount forthwith upon such demand, from the Company) together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Company and ending on (but excluding) the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of such Bank, the Federal Funds Rate and (ii) in the case of the Company, the applicable Interest Rate in respect of such Term Loan.

SECTION 2.05.  Repayment of Term Loans; Evidence of Indebtedness.  (a)  The Company hereby unconditionally promises to pay to the Administrative Agent for the account of each Bank the then unpaid principal amount of each Class of Term Loans of such Bank on the applicable Maturity Date for such Class of Term Loans.

(b)  Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Company to such Bank resulting from each Term Loan made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

(c)  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Term Loan made hereunder, the Class and Type thereof and, in the case of a Term SOFR Term Loan, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Bank hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Banks and each Bank’s share thereof.

(d)  The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.05 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Bank or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Term Loans in accordance with the terms of this Agreement.

(e)  Any Bank may request that the Term Loans in any Class made by it be evidenced by a Note duly executed on behalf of the Company, dated the date of this Agreement, payable to such Bank (or, if requested by such Bank, to such Bank or its registered assigns) in a principal amount equal to the Term Loans in such Class of such Bank.  In such event, the Company shall prepare, execute and deliver to such Bank the applicable Note or Notes.  Thereafter, the Term Loans evidenced by each such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.06) be represented by one or more Notes in such form payable to the payee named therein (or, if required by such payee, to such payee or its registered assigns).  Each Bank shall, and is hereby authorized by the Company to, record on the schedule attached to the relevant Note held by such Bank (or on a continuation of such schedule attached to each such Note and made a part thereof) an appropriate notation evidencing the Borrowing Date and amount of each Term Loan of such Bank, each payment or prepayment of principal of any Term Loan and the other information provided for on such schedule; provided, however, that the failure of any Bank to make such a notation or any error therein shall not in any manner affect the obligation of the Company to repay the Term Loans made by such Bank in accordance with the terms of the relevant Note. Upon Payment in Full, each Note or, with respect to any Bank, on the date on which such Bank no longer holds any outstanding Term Loans or Term Loan Commitment, such Bank’s Note(s), shall be automatically deemed of no further force and effect and, upon the request of the Company, shall be promptly returned by the relevant Bank to the Company.

SECTION 2.06.  Interest Elections.  (a)  Each Term Loan Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term SOFR Term Loan, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Company may elect to convert such Term Loan Borrowing to a different Type or to continue such Term Loan Borrowing and, in the case of a Term SOFR Term Loan, may elect Interest Periods, therefor, all as provided in this Section 2.06. The Company may elect different options with respect to different portions of the affected Term Loan Borrowing, in which case each such portion shall be allocated ratably among the Banks holding the Term Loans of the same Class comprising such Term Loan Borrowing, and the Term Loans comprising each such portion shall be considered a separate Term Loan Borrowing.

(b)  To make an election pursuant to this Section 2.06, the Company shall notify the Administrative Agent of such election (by telephone (confirmed promptly in writing), facsimile or e-mail) substantially in the form of Exhibit B by the time that a Borrowing Request would be required under Section 2.01 if the Company were requesting a Term Loan Borrowing of the Type resulting from such election to be made on the effective date of such election. Such notice (an “Interest Election Notice”) shall be irrevocable (except as provided in Section 3.03(a)) and shall in each case refer to this Agreement and specify (w) the Term Loan Borrowing to which such election applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Term Loan Borrowing (in which case the information to be specified pursuant to clauses (x) and (z) below shall be specified for each resulting Term Loan Borrowing), (x) whether the resulting Term Loans are to be Term SOFR Term Loans or Alternate Base Rate Term Loans, or a combination thereof, (y) the effective date of such election (which shall be a Business Day), and (z) in the case of Term SOFR Term Loans, the Interest Period with respect thereto.  If no Interest Period with respect to any Term SOFR Term Loan is specified in any such notice, then the Company shall be deemed to have selected an Interest Period of one month’s duration.  The Administrative Agent shall promptly advise the other Banks by facsimile or e-mail of any notice given pursuant to this Section 2.06(b) and of each Bank’s portion of the requested Term Loan Borrowing.

(c)  If the Company fails to deliver a timely notice with respect to a Term SOFR Term Loan prior to the end of the current Interest Period applicable thereto, then, unless such Term SOFR Term Loans is repaid, it shall be deemed to have elected to convert such Term SOFR Term Loan to an Alternate Base Rate Term Loan.

SECTION 2.07.  Commitment Fee and other Fees.  (a)  The Company agrees to pay to each Bank, through the Administrative Agent, on the date on which the Term Loan Commitment of such Bank is terminated (including upon the funding of the Term Loans on the Closing Date), in immediately available funds, a commitment fee (a “Commitment Fee”) calculated at a rate per annum equal to the Applicable Commitment Fee Rate from time to time in effect on the average daily amount of each Class of undrawn Term Loan Commitments of such Bank, during the period from and including March 9, 2024 to but excluding the date on which such Term Loan Commitment terminates (including upon the borrowing of Term Loans hereunder).  All Commitment Fees shall be computed on the basis of the actual number of days elapsed (including the first day but excluding the last day) in a year of 360 days.

(b)  The Company agrees to pay the other applicable fees required to be paid in the amounts and the times as set forth in the Fee Letter.

(c)  Fees paid hereunder shall not be refundable under any circumstances.

SECTION 2.08.  Reserve Requirements; Change in Circumstances.  (a)  If after the date of this Agreement (or as provided in the last sentence of this Section 2.08(a)) any adoption, issuance or change in applicable law, rule or regulation, guideline, request or directive or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law but with respect to which similarly situated banks generally comply) (i) shall impose on any Bank any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, (ii) shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank or (iii)  shall impose on any Bank any other cost or condition (other than Taxes), however denominated, affecting this Agreement or any Term Loan made by such Bank or any participations therein (any change referred to in any of the preceding clauses (i), (ii), or (iii) being called an “Increased Cost Change”), and the result of any of the foregoing shall be to increase the cost to such Bank of making or maintaining any Term Loan (or maintaining a Term Loan Commitment) or to reduce the amount of any sum received or receivable by such Bank hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed in good faith by such Bank to be material, then, subject to Section 2.08(d), such additional amount or amounts as will compensate such Bank for such increase or reduction will be paid by the Company to such Bank as provided in Section 2.08(c).  Any such amount determined pursuant to this Section 2.08(a) shall be computed on the basis of the net effect of any Increased Cost Changes incurred by such Bank from time to time after the Effective Date.  For all purposes of this Section 2.08, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor similar authority)

or the United States or foreign financial regulatory authorities, in each case pursuant to Basel III, shall in each case, if they shall have any of the effects referred to in clauses (i), (ii) or (iii) of this Section 2.08(a), be deemed to be an “Increased Cost Change”, whether enacted, adopted, promulgated or issued before or after the date of this Agreement.

(b)  If any Bank shall have determined in good faith that the adoption or issuance, after the date of this Agreement, of any applicable law, rule, regulation, guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law but with respect to which similarly situated banks generally comply) (a “Capital Adequacy or Liquidity Rule”), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof (any such adoption, issuance or change of a Capital Adequacy or Liquidity Rule being called a “Capital Adequacy or Liquidity Change”), or compliance therewith by any Bank (or any lending office of such Bank or any corporation controlling such Bank), has the net effect of reducing the rate of return on such Bank’s (or such controlling corporation’s) capital as a consequence of such Bank’s commitment to make, or the making or maintaining of, any Loans hereunder, to a level below that which such Bank (or any such corporation controlling such Bank) would have achieved but for such adoption, change or compliance (taking into consideration such Bank’s (or such controlling corporation’s) policies with respect to capital adequacy or liquidity and any Capital Adequacy or Liquidity Rule in effect as of the date of this Agreement) by an amount deemed by such Bank to be material, then from time to time the Company shall, subject to Section 2.08(d), pay to such Bank such additional amount or amounts as will compensate such Bank (or such controlling corporation) for such reduction as provided in Section 2.08(c); provided, however, that to the extent (i) a Bank (or such controlling corporation) shall increase its level of capital or liquidity above the level maintained by such Bank (or such controlling corporation) on the date of this Agreement and there has not been a Capital Adequacy or Liquidity Change, or (ii) there has been a Capital Adequacy or Liquidity Change and a Bank (or such controlling corporation) shall increase its level of capital or liquidity by an amount greater than the increase attributable (taking into consideration the same variables taken into consideration in determining the level of capital or liquidity maintained by such Bank (or such controlling corporation) on the date of this Agreement) to such Capital Adequacy or Liquidity Change, the Company shall not be required to pay any amount or amounts under this Agreement with respect to any such increase in capital or liquidity.  Thus, for example, a Bank which is “adequately capitalized” (as such term or any similar term is used by any applicable bank regulatory agency having authority with respect to such Bank) may not require the Company to make payments in respect of increases in such Bank’s level of capital made under the circumstances described in clause (i) or (ii) above which improve its capital position from “adequately capitalized” to “well capitalized” (as such term or any similar term is used by any applicable bank regulatory agency having authority with respect to such Bank).  For all purposes of this Section 2.08, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor similar authority) or the United States or foreign financial regulatory authorities, in each case pursuant to Basel III, shall in each case, if they shall have any of the effects referred to in the first sentence of this Section 2.08(b), be deemed to be a “Capital Adequacy Change”, whether enacted, adopted, promulgated or issued before or after the date of this Agreement.

(c)  A certificate of each Bank setting forth such amount or amounts as shall be necessary to compensate such Bank (or a Participant pursuant to Section 10.06(b)) as specified in paragraph (a) or (b) of this Section 2.08, as the case may be, shall be delivered to the Company at the end of each Calendar Quarter during which such Bank is an Affected Bank is affected by the events referred to in paragraph (a) or (b) of this Section 2.08, and upon the taking by the Company in respect of such Bank of one of the actions described in paragraph (e)(ii) or (e)(iv) of this Section 2.08 and shall, if submitted in good faith, be conclusive absent manifest error; provided that any certificate delivered by a Bank pursuant to this Section 2.08(c) shall (i) in the case of a certificate in respect of amounts payable pursuant to paragraph (a) of this Section 2.08, set forth in reasonable detail the basis for and the calculation of such amounts, and (ii) in the case of a certificate in respect of amounts payable pursuant to paragraph (b) of this Section 2.08, (A) set forth at least the same amount of detail in respect of the calculation of such amount as such Bank provides in similar circumstances to other similarly situated borrowers from such Bank, and (B) include a statement by such Bank that it has allocated to its Term Loan Commitment or outstanding Term Loans a proportionately equal amount of any reduction of the rate of return on such Bank’s capital or liquidity due to a Capital Adequacy or Liquidity Rule as it has allocated to each of its other commitments to lend or to each of its other outstanding loans that are affected similarly by such Capital Adequacy or Liquidity Rule.  The Company shall pay each Bank the amount shown as due on any such certificate upon the earlier of (x) the date on which the Company takes one of the actions in respect of any such Bank described in paragraph (e)(ii) or (e)(iv) of this Section 2.08 and (y) 30 days after receipt by the Company of such certificate.

(d)  Subject to the following provisions of this Section 2.08(d), failure on the part of any Bank to demand compensation for any amounts payable pursuant to paragraphs (a) or (b) of this Section 2.08 with respect to any Interest Period or other period shall not constitute a waiver of such Bank’s rights to demand compensation for any such amounts with respect to any other Interest Period or other period.  In the case of any Increased Cost Change which is given retroactive effect to a date prior to the adoption thereof, a Bank shall be entitled to seek compensation in respect thereof pursuant to paragraph (a) of this Section 2.08 for the period commencing on such retroactive effective date and, in the case of any Bank, ending on the date on which the Company takes one of the actions in respect of such Bank described in paragraph (e)(ii) or (e)(iv) of this Section 2.08; provided, however, that (i) if such Bank shall fail to notify the Company within 30 days after the date of official promulgation of such Increased Cost Change occurring after the date hereof that it will demand such compensation, the period for which such Bank shall be entitled to seek compensation in respect thereof shall commence on the date which is 30 days prior to such Bank’s notice that it will demand compensation, and (ii) if any Increased Cost Change occurring after the date hereof is given retroactive effect to a date which is more than three months prior to the date of adoption thereof, the Company’s liability to pay compensation to such Bank in respect thereof for any period prior to the date which is three months prior to the adoption thereof shall, subject to the foregoing clause (i) of this proviso, be equal to 50% of the amount required to compensate such Bank in respect of such Increased Cost Change with respect to such period.  In the case of any Increased Cost Change occurring after the date hereof which is given only prospective effect, a Bank shall be entitled to seek compensation in respect thereof pursuant to paragraph (a) of this Section 2.08 for the period commencing on the later of (A) the date on which such Increased Cost Change becomes effective and (B) the date 30 days prior to the notice by such Bank that it will demand such compensation, and, in the case of any Bank, ending on the date on which the Company takes one of the actions in respect of such Bank described in paragraph (e)(ii) or (e)(iv) of this Section 2.08.  In the case of any Capital Adequacy or Liquidity Change occurring after the date hereof, a Bank shall be entitled to seek compensation in respect thereof pursuant to paragraph (b) of this Section 2.08 only with respect to costs or reductions commencing on the later of (x) the date on which such Capital Adequacy or Liquidity Rule becomes effective and (y) the date 45 days prior to the notice by such Bank that it will demand such compensation, and, in the case of any Bank, ending on the date on which the Company takes one of the actions in respect of such Bank described in paragraph (e)(ii) or (e)(iv) of this Section 2.08.

(e)  In the event that any Affected Bank shall have given notice that it is entitled to claim compensation pursuant to this Section 2.08, the Company may exercise any one or more of the following options:

(i)  If any such claim for compensation relates to Term Loans then being requested by the Company pursuant to a Borrowing Request as provided in this Article II, the Company may, not later than 12:00 noon, New York City time, on the day which is three (3) Business Days prior to the date on which the requested Term Loans were to have been made, in the case of Term SOFR Term Loans, or not later than 9:00 a.m., New York City time, on the date on which the requested Term Loans were to have been made, in the case of Alternate Base Rate Term Loans, by giving notice (by telephone (confirmed in writing promptly thereafter), facsimile or e-mail) to the Administrative Agent (which notice the Administrative Agent shall transmit to each of the Banks otherwise required to participate in the requested Term Loans as soon as practicable thereafter) irrevocably withdraw such Borrowing Request.

(ii)  The Company may request one or more of the non-Affected Banks to take over all (but not part) of each or any Affected Bank’s then outstanding Term Loan(s) and to assume all (but not part) of each or any Affected Bank’s Term Loan Commitment for any Class and obligations hereunder.  If one or more Banks shall so agree in writing (in this Section 2.08(e)(ii), in Section 2.12(c)(i) and in Section 2.13(i), collectively called the “Assenting Banks” and individually called an “Assenting Bank”) with respect to an Affected Bank in any Class, (x) the Term Loan Commitment for such Class of each Assenting Bank and the obligations of such Assenting Bank under this Agreement shall be increased by its respective Allocable Share of the Term Loan Commitment for such Class and of the obligations of such Affected Bank under this Agreement, and (y) each Assenting Bank shall make Term Loans of such Class to the Company, according to such Assenting Bank’s respective Allocable Share, in an aggregate principal amount equal to the outstanding principal amount of the Term Loan(s) of such Affected Bank, on a date mutually acceptable to the Assenting Banks and the Company.  The proceeds of such Term Loans, together with funds of the Company, shall be used to prepay the Term Loan(s) in the applicable Class of such Affected Bank, together with all interest accrued thereon and all other amounts owing to such Affected Bank hereunder (including any amounts payable pursuant to Section 3.04 in connection with such prepayment), and, upon such assumption by the Assenting Bank and prepayment by the Company, such Affected Bank shall cease to be a “Bank” for purposes of this Agreement and shall no longer have any rights or obligations hereunder (except as provided in Section 2.08, Section 2.12, Section 10.02, Section 10.04 and Section 10.07).

(iii)  Upon notice (by telephone (confirmed in writing promptly thereafter),  facsimile or e-mail) to the Administrative Agent (which shall advise each Bank thereof as soon as practicable thereafter), the Company may terminate the obligations of the Banks to make or maintain Term Loans which result in the Affected Banks making a demand for compensation pursuant to this Section 2.08 and, in such event, the Company shall prepay all such Term Loans in the manner contemplated by and pursuant Section 4.02.

(iv)  (A)  The Company may designate one or more Replacement Lenders mutually acceptable to the Company and the Administrative Agent (whose consent shall not be unreasonably withheld) to assume the Term Loan Commitment and the obligations of any such Affected Bank hereunder, and to purchase the outstanding Term Loans and Notes of such Affected Bank and such Affected Bank’s rights hereunder and with respect thereto, without recourse upon, or warranty by, or expense to, such Affected Bank, for a purchase price equal to the outstanding principal amount of the Term Loan(s) of such Affected Bank plus all interest accrued and unpaid thereon and all other amounts owing to such Affected Bank hereunder (including the amount which would be payable to such Affected Bank pursuant to Section 3.04 if the purchase of its Term Loans and Notes constituted a prepayment thereof contemplated by clause (ii) of the first sentence of Section 3.04), and upon such assumption and purchase by the Replacement Lenders, each such Replacement Lender shall be deemed to be a “Bank” for purposes of this Agreement and such Affected Bank shall cease to be a “Bank” for purposes of this Agreement and shall no longer have any rights or obligations hereunder (except as provided in Section 2.08, Section 2.12, Section 10.02, Section 10.04 and Section 10.07).

(B)  As an alternative, the Company may designate one or more Replacement Lenders mutually acceptable to the Company and the Administrative Agent (whose consent shall not be unreasonably withheld) which shall upon a date mutually agreed upon by the Company and such Replacement Lenders assume the Term Loan Commitment and the obligations of such Affected Bank under this Agreement and shall upon such date make Term Loans to the Company in an aggregate principal amount equal to the outstanding principal amount of the Term Loan(s) of such Affected Bank.  The proceeds of such Term Loans, together with funds of the Company, shall be used to prepay the Term Loan(s) of such Affected Bank, together with all interest accrued thereon and all other amounts owing to such Affected Bank hereunder (including any amounts payable pursuant to Section 3.04 in connection with such prepayment), and, upon such Replacement Lenders making such Term Loans and such prepayment by the Company, such Replacement Lenders shall be deemed to be “Banks” for purposes of this Agreement and such Affected Bank shall cease to be a “Bank” for purposes of this Agreement and shall no longer have any rights or obligations hereunder (except as provided in Section 2.08, Section 2.12, Section 10.02, Section 10.04 and Section 10.07).  Each such Replacement Lender shall execute and deliver to the Administrative Agent such documentation to evidence its status as a “Bank” hereunder as shall be mutually acceptable to the Company and the Administrative Agent.  The effectiveness of each Replacement Lender’s Term Loan Commitment, the making of such Term Loans by such Replacement Lenders and the prepayment by the Company of the Term Loan(s) of such Affected Bank shall be deemed to have occurred simultaneously for all purposes hereof.

(f)  [Reserved].

(g)  [Reserved].

(h)  In the event that the Company shall take any of the actions contemplated by Section 2.08(e)(ii) or Section 2.08(e)(iv), the Company shall provide replacement Notes at the request of any Assenting Bank or any Replacement Lender, as the case may be, to reflect the identity of, and/or the outstanding amount of the Term Loans of, and/or the principal amount of such Notes issued to, such Assenting Bank or such Replacement Lender, and Schedule I and Schedule II shall be deemed amended to reflect the addition of such Replacement Lender and any increases or decreases in the Term Loan Commitments of the Affected Banks and the Assenting Banks, as the case may be.

SECTION 2.09.  Pro Rata Treatment.  Except as permitted under Section 2.08, Section 2.12, Section 2.13 or Section 3.06, (i) each payment by the Company on account of any Fees pursuant to Section 2.07(a) shall be made pro rata in accordance with the respective amounts due and owing, (ii) each payment by the Company on account of principal of and interest on the Term Loans of any Class shall be made pro rata according to the respective amounts due and owing in respect of such Class, (iii) each prepayment on account of principal of the Term Loans in any Class shall be applied to the Term Loans in such Class, pro rata according to the respective amounts outstanding in respect of such Class and (iv) each payment by the Company or any other Person on account of principal of and interest on the Term Loans pursuant to Article VIII shall be applied pro rata among all Term Loans.

SECTION 2.10.  Payments.  Except for payments made directly to a Bank or Banks under other provisions of this Agreement, the Company shall make each payment hereunder and under any instrument delivered hereunder not later than 12:00 noon, New York City time, on the day when due, in Dollars, to the Administrative Agent at its offices at Bank of America, N.A.,

Dallas Infomart, 1950 N. Stemmons Freeway, Suite 6053, Dallas, Texas 75207, for the account of the Banks, in immediately available funds.  The Administrative Agent shall promptly distribute to each Bank its proper share of each payment so received.

SECTION 2.11.  Payments on Business Days.  Whenever any payment to be made hereunder shall be due on a day which is not a Business Day, then such payment shall be made on the next succeeding Business Day (unless, with respect to a payment relating to a Term SOFR Term Loan, such day would fall in another calendar month, in which event payment shall be made on the next preceding Business Day).

SECTION 2.12.  Net Payments.  (a)   All payments under this Agreement shall be made without setoff or counterclaim and in such amounts as may be necessary in order that all such payments (after deduction or withholding by the Company or the Administrative Agent for or on account of any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof (herein collectively called the “Taxes”)) shall not be less than the amounts otherwise specified to be paid under this Agreement and the Notes had no such deduction or withholding been made on account of any Indemnified Taxes.  The Company shall indemnify the Administrative Agent for any Indemnified Taxes that are paid by the Administrative Agent in connection with this Agreement (including Indemnified Taxes imposed on payments made under this second sentence of this Section 2.12(a)) and any reasonable and necessary expenses  incurred.  For the Administrative Agent or a Bank to be entitled to compensation for Indemnified Taxes pursuant to this Section 2.12, (i) in the case of compensation for United States Federal income or withholding Taxes in respect of any Interest Period or other period, the Administrative Agent or such Bank must notify the Company by the later of (x) 30 days after the end of such Interest Period or other period or (y) 30 days after the Administrative Agent or such Bank receives a written claim for such Tax from any government, political subdivision or taxing authority with respect to such Interest Period or other period and (ii) in the case of compensation for any United States Tax other than a United States Federal income or withholding Tax in respect of any Interest Period or other period, the Administrative Agent or such Bank must notify the Company within 30 days after the Administrative Agent or such Bank receives a written claim for such Tax from any government, political subdivision or taxing authority with respect to such Interest Period or other period.  A certificate as to any additional amounts payable to the Administrative Agent or any Bank under this Section 2.12 submitted to the Company by the Administrative Agent or such Bank shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall be conclusive and binding upon the parties hereto, in the absence of manifest error.  With respect to each deduction or withholding by the Company for or on account of any Taxes, the Company shall promptly (and in any event not later than 45 days thereafter) furnish to the Administrative Agent such certificates, receipts and other documents as may be required (in the reasonable judgment of the Administrative Agent) to establish evidence of such payment of Taxes.

(b)  (i)  Each Bank agrees to deliver to the Administrative Agent and the Company, in duplicate, (A) on or before the later of (x) the Effective Date and (y) the date such Bank becomes a Bank under this Agreement and (B) thereafter, for each third taxable year of such Bank during which interest or fees arising under this Agreement are received, unless not legally able to do so as a result of a change in United States income tax law enacted, or treaty promulgated, after the date specified in the preceding clause (A), on or prior to the immediately following due date of any payment by the Company hereunder (or at any other time as required under United States income tax law or as reasonably requested by the Company or the Administrative Agent), a properly completed and executed copy of either Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or Internal Revenue Service Form W-8ECI or Internal Revenue Service Form W-9 establishing an exemption from United States backup withholding tax and any additional form required by applicable law or reasonably requested by the Company or the Administrative Agent for claiming complete exemption from United States withholding taxes (or such other form as is required to claim complete exemption from or reduction in United States withholding taxes), if and as provided by the Code, regulations or other pronouncements of the United States Internal Revenue Service, and the Bank warrants to the Company that the form so filed will be true and complete.  In the event that the Company is required, or has been notified by the relevant taxing authority that it will be required, to either withhold or make payment of Taxes with respect to any payments to be made by the Company under this Agreement or the Notes to any transferor Bank and such requirement or notice arises as a result of the sale of a participation by such transferor Bank pursuant to Section 10.06(b), such transferor Bank shall, upon request by the Company, accompanied by a certificate setting forth in reasonable detail the basis for such request, provide to the Company copies of all tax forms required to be provided to such transferor Bank pursuant to Section 10.06(g) by the Participant which purchased such participation.  The obligation of each transferor Bank to provide to the Company such tax forms shall survive the termination of this Agreement or, if earlier, the termination of the Term Loan Commitment of such transferor Bank. Each Bank agrees that if any form or certificate if previously delivered becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(ii)  On or before the date on which Bank of America (and any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Company two duly executed copies of either (A) Internal Revenue Service Form W-9, or (B) Internal Revenue Service Form W-8ECI with respect to any payments to be received on its own behalf and Internal Revenue Service Form W-8IMY (certifying that it is either a “qualified intermediary” within the meaning of Treasury Regulation Section 1.1441-1(e)(5) that has assumed primary withholding obligations under the Code, including Chapters 3 and 4 of the Code, or a “U.S. branch” within the meaning of Treasury Regulation Section 1.1441-1(b)(2)(iv) that is treated as a U.S. person for purposes of withholding obligations under the Code) for the amounts the Administrative Agent receives for the account of others.  The Administrative Agent (or, upon assignment or replacement, any assignee or successor) agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any material respect, it shall update such form or certification or promptly notify the Company in writing of its inability do so.

(iii)  If a payment made to any Bank under this Agreement or the Notes would be subject to U.S. Federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of

FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Administrative Agent and the Company, in duplicate and at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent or the Company, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent or the Company as may be necessary for the Administrative Agent and the Company to comply with their respective obligations under FATCA, to determine that such Bank has or has not complied with its obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.12(b)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(c)  In the event that any Affected Bank shall have given notice that it is entitled to claim compensation pursuant to this Section 2.12, the Company may at any time thereafter exercise any one or more of the following options:

(i)  The Company may request one or more of the non-Affected Banks to take over all (but not part) of each or any Affected Bank’s then outstanding Term Loan(s) and to assume all (but not part) of each or any Affected Bank’s Term Loan Commitment and obligations hereunder.  If one or more Banks shall so agree in writing with respect to an Affected Bank in any Class, (x) the Term Loan Commitment for such Class of each Assenting Bank and the obligations of such Assenting Bank under this Agreement shall be increased by its respective Allocable Share of the Term Loan Commitment for such Class and of the obligations of such Affected Bank under this Agreement, and (y) each Assenting Bank shall make Term Loans of the same Class to the Company, according to such Assenting Bank’s respective Allocable Share, in an aggregate principal amount equal to the outstanding principal amount of the Term Loan(s) of such Affected Bank, on a date mutually acceptable to the Assenting Banks and the Company.  The proceeds of such Term Loans, together with funds of the Company, shall be used to prepay the Term Loan(s) in such Class of such Affected Bank, together with all interest accrued thereon, and all other amounts owing to such Affected Bank hereunder (including any amounts payable pursuant to Section 3.04 in connection with such prepayment), and, upon such assumption by the Assenting Banks and prepayment by the Company, such Affected Bank shall cease to be a “Bank” for purposes of this Agreement and shall no longer have any rights or obligations hereunder (except as provided in Section 2.08, Section 2.12, Section 10.02, Section 10.04 and Section 10.07).

(ii)  (A)  The Company may designate one or more Replacement Lenders mutually acceptable to the Company and the Administrative Agent (whose consent shall not be unreasonably withheld) to assume the Term Loan Commitment and the obligations of any such Affected Bank hereunder, and to purchase the outstanding Term Loans and Notes of such Affected Bank and such Affected Bank’s rights hereunder and with respect thereto, without recourse upon, or warranty by, or expense to, such Affected Bank, for a purchase price equal to the outstanding principal amount of the Term Loan(s) of such Affected Bank plus all interest accrued thereon and all other amounts owing to such Affected Bank hereunder (including the amount which would be payable to such Affected Bank pursuant to Section 3.04 if the purchase of its Term Loans and Notes constituted a prepayment thereof contemplated by clause (ii) of the first sentence of Section 3.04), and upon such assumption and purchase by the Replacement Lenders, each such Replacement Lender shall be declared to be a “Bank” for purposes of this Agreement and such Affected Bank shall cease to be a “Bank” for purposes of this Agreement and shall no longer have any rights or obligations hereunder (except as provided in Section 2.08, Section 2.12, Section 10.02, Section 10.04 and Section 10.07).

(B)  As an alternative, the Company may designate one or more Replacement Lenders mutually acceptable to the Company and the Administrative Agent (whose consent shall not be unreasonably withheld) which shall upon a date mutually agreed upon by the Company and such Replacement Lenders assume the Term Loan Commitment and the obligations of such Affected Bank under this Agreement and shall upon such date make Term Loans to the Company in an aggregate principal amount equal to the outstanding principal amount of the Term Loan(s) of such Affected Bank.  The proceeds of such Term Loans, together with funds of the Company, shall be used to prepay the Term Loan(s) of such Affected Bank, together with all interest accrued thereon and all other amounts owing to such Affected Bank hereunder (including any amounts payable pursuant to Section 3.04 in connection with such prepayment), and, upon such Replacement Lenders making such Term Loans and such prepayment by the Company, such Replacement Lenders shall be deemed to be “Banks” for purposes of this Agreement and such Affected Bank shall cease to be a “Bank” for purposes of this Agreement and shall no longer have any rights or obligations hereunder (except as provided in Section 2.08, Section 2.12, Section 10.02, Section 10.04 and Section 10.07).  Each such Replacement Lender shall execute and deliver to the Administrative Agent such documentation to evidence its status as a “Bank” hereunder as shall be mutually acceptable to the Company and the Administrative Agent.  The effectiveness of each Replacement Lender’s Term Loan Commitment, the making of such Term Loans by such Replacement Lenders and the prepayment by the Company of the Term Loan(s) of such Affected Bank shall be deemed to have occurred simultaneously for all purposes hereof.

(iii)  If any such claim for compensation relates to Term Loans then being requested by the Company pursuant to a Borrowing Request as provided in Article II, the Company may, not later than 12:00 noon, New York City time, on the day which is three (3) Business Days prior to the date on which the requested Term Loans were to have been made, in the case of Term SOFR Term Loans, or not later than 9:00 a.m., New York City time, on the date on which the requested Term Loans were to have been made, in the case of Alternate Base Rate Term

Loans, by giving notice (by telephone (confirmed in writing promptly thereafter), facsimile or e-mail) to the Administrative Agent (which notice the Administrative Agent shall transmit to each of the Banks otherwise required to participate in the requested Term Loans as soon as practicable thereafter) irrevocably withdraw such Borrowing Request.

(d)  The Company shall provide replacement Notes at the request of any Assenting Bank or any Replacement Lender, as the case may be, to reflect the identity of, and/or the outstanding amount of the Term Loans of, and/or the principal amount of such Notes issued to, such Assenting Bank or such Replacement Lender, and Schedule I and Schedule II shall be deemed amended to reflect the addition of such Replacement Lender and any increases or decreases in the Term Loan Commitments for any Class of the Affected Banks and the Assenting Banks, as the case may be.

(e)  Each Bank shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Company has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Company to do so) attributable to such Bank that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant government, political subdivision or taxing authority.  The indemnity under this Section 2.12(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Bank a certificate stating the amount of Taxes so paid or payable by the Administrative Agent.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f)  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph (f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

SECTION 2.13.  Defaulting Banks; Failed and Credit-Impaired Banks.  If (a) a Bank shall be a Defaulting Bank, (b) either of Moody’s or S&P shall assign a rating to the senior, unsecured, non-credit-enhanced, long-term indebtedness for borrowed money of a Bank which shall be classified by such rating agency as below investment grade, (c) Fitch shall assign an individual bank rating to a Bank which shall fall below C/D or (d) the Company shall deliver to the Administrative Agent a notice stating, as to any Bank which has senior, unsecured, non-credit-enhanced, long-term indebtedness for borrowed money which is not rated by any of the rating agencies referred to in the preceding clause (b), that it reasonably believes such Bank will become a Defaulting Bank or become unable to perform its obligations as a Bank hereunder, then the Company may at any time thereafter, subject to applicable law, exercise any one or more of the following options:

(i)  The Company may request one or more of the non-Affected Banks to take over all (but not part) of each or any Affected Bank’s then outstanding Term Loan(s) and to assume all (but not part) of each or any Affected Bank’s Term Loan Commitment and obligations hereunder.  If one or more Banks shall so agree in writing with respect to an Affected Bank in any Class, (x) the Term Loan Commitment for such Class of each Assenting Bank and the obligations of such Assenting Bank under this Agreement shall be increased by its respective Allocable Share of the Term Loan Commitment for such Class and of the obligations of such Affected Bank under this Agreement, and (y) each Assenting Bank shall make Term Loans of the same Class to the Company, according to such Assenting Bank’s respective Allocable Share, in an aggregate principal amount equal to the outstanding principal amount of the Term Loan(s) of such Affected Bank, on a date mutually acceptable to the Assenting Banks and the Company.  The proceeds of such Term Loans, together with funds of the Company, shall be used to prepay the Term Loan(s) in such Class of such Affected Bank, together with all interest accrued thereon and all other amounts owing to such Affected Bank hereunder (excluding, in the case of an event referred to in clause (a) of this Section 2.13, any amounts payable pursuant to Section 3.04 in connection with such prepayment), and, upon such assumption by the Assenting Bank and prepayment by the Company, such Affected Bank shall cease to be a “Bank” for purposes of this Agreement and shall no longer have any rights or obligations hereunder (except as provided in Section 2.08, Section 2.12, Section 10.02, Section 10.04 and Section 10.07).

(ii)  (A)  The Company may designate one or more Replacement Lenders mutually acceptable to the Company and the Administrative Agent (whose consent shall not be unreasonably withheld) to assume the Term Loan Commitment and the obligations of any such Affected Bank hereunder, and to purchase the outstanding Term Loans and Notes of such Affected Bank and such Affected Bank’s rights hereunder and with respect thereto, without recourse upon, or warranty by, or expense to, such Affected Bank, for a purchase price equal to the outstanding principal amount of the Term Loan(s) of such Affected Bank plus all interest accrued and unpaid thereon and all other amounts owing to such Affected Bank hereunder (including the amount which would be payable to such Affected Bank pursuant to Section 3.04 if the purchase of its Term Loans and Notes constituted a prepayment thereof contemplated by clause (ii) of the first sentence of Section 3.04), and upon such assumption and purchase by the Replacement Lenders, each such Replacement Lender shall be deemed to be a “Bank” for purposes of this Agreement and such Affected Bank shall cease to be a “Bank” for purposes of this Agreement and shall no longer have any rights or obligations hereunder (except as provided in Section 2.08, Section 2.12, Section 10.02, Section 10.04 and Section 10.07).

(B)  As an alternative, the Company may designate one or more Replacement Lenders mutually acceptable to the Company and the Administrative Agent (whose consent shall not be unreasonably withheld) which shall upon a date mutually agreed upon by the Company and such Replacement Lenders assume the Term Loan Commitment and the obligations of such Affected Bank under this Agreement and shall upon such date make Term Loans to the Company in an aggregate principal amount equal to the outstanding principal amount of the Term Loan(s) of such Affected Bank.  The proceeds of such Term Loans, together with funds of the Company, shall be used to prepay the Term Loan(s) of such Affected Bank, together with all interest accrued thereon and all other amounts owing to such Affected Bank hereunder (including any amounts payable pursuant to Section 3.04 in connection with such prepayment), and, upon such Replacement Lenders making such Term Loans and such prepayment by the Company, such Replacement Lenders shall be deemed to be “Banks” for purposes of this Agreement and such Affected Bank shall cease to be a “Bank” for purposes of this Agreement and shall no longer have any rights or obligations hereunder (except as provided in Section 2.08, Section 2.12, Section 10.02, Section 10.04 and Section 10.07).  Each such Replacement Lender shall execute and deliver to the Administrative Agent such documentation to evidence its status as a “Bank” hereunder as shall be mutually acceptable to the Company and the Administrative Agent.  The effectiveness of each Replacement Lender’s Term Loan Commitment, the making of such Term Loans by such Replacement Lenders and the prepayment by the Company of the Term Loan(s) of such Affected Bank shall be deemed to have occurred simultaneously for all purposes hereof.

The Company shall provide replacement Notes at the request of any Assenting Bank or any Replacement Lender, as the case may be, to reflect the identity of, and/or the outstanding amount of the Term Loans of, and/or the principal amount of such Notes issued to, such Assenting Bank or such Replacement Lender, and Schedule I and Schedule II shall be deemed amended to reflect the addition of such Replacement Lender and any increases or decreases in the Term Loan Commitments for any Class of the Affected Banks and the Assenting Banks, as the case may be.

SECTION 2.14.  Defaulting Banks.  Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a)  Commitment Fees shall cease to accrue on the unused amount of the Term Loan Commitment of such Defaulting Bank pursuant to Section 2.07(a); and

(b)  the Term Loan Commitment and Term Loan Exposure for all Classes of such Defaulting Bank shall not be included in determining whether the Required Banks or any other requisite Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.01); provided that any amendment, waiver or other modification requiring the consent of all Banks or all Banks affected thereby shall, except as otherwise provided in Section 10.01, require the consent of such Defaulting Bank in accordance with the terms hereof.

Subject to Section 10.19, nothing contained in this Section 2.14 shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Bank arising from that Bank having become a Defaulting Bank.

ARTICLE III

INTEREST PROVISIONS

SECTION 3.01.  Interest on Term Loans.  (a)  Subject to the provisions of Section 3.02, each Term SOFR Term Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to Term SOFR for the Interest Period in effect for such Term Loan plus the Applicable Margin.  Interest on each Term SOFR Term Loan shall be payable on each Interest Payment Date applicable thereto.

(b)  Subject to the provisions of Section 3.02, each Alternate Base Rate Term Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) equal to the Alternate Base Rate plus the Applicable Margin.  Interest on each Alternate Base Rate Term Loan shall be payable on each Interest Payment Date applicable thereto.

(c)  Interest on each Term SOFR Term Loan shall accrue from and including the first day of the Interest Period with respect to such Term SOFR Term Loan to but excluding the last day of such Interest Period. Interest on each Alternate Base Rate Term Loan shall accrue from and including the day on which such Alternate Base Rate Term Loan is made to but excluding the day on which such Alternate Base Rate Term Loan is repaid or prepaid.

SECTION 3.02.  Interest on Overdue Amounts.  If the Company shall default in the payment when due of the principal of any Term Loan or of any other amount due hereunder, the Company shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount from the date such amount shall have become due up to (but not including) the date of actual payment thereof (a) for amounts other than the principal of Term SOFR Term Loans, accruing on a daily basis, at a rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be) which is equal to the sum of (i) the Alternate Base Rate from time to time in effect, plus (ii) the Applicable Margin applicable to Alternate Base Rate Term Loans plus (iii) two percent (2%) per annum, or (b) for any Term SOFR Term Loans, until the last day of the Interest Period therefor, accruing on a daily basis at a rate per annum (computed on the basis of a year of 360 days) which is equal to the sum of (i) the Interest Rate applicable thereto determined in accordance with the provisions of Section 3.01(a) plus (ii) two percent (2%) per annum and, thereafter, in accordance with clause (a) above.

SECTION 3.03.  Inability to Determine Rates.  (a)  If in connection with any request for a Term SOFR Term Loan or a conversion of Alternate Base Rate Term Loans to Term SOFR Term Loans or a continuation of any of such Term Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under clause (i) of Section 3.03(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Term Loan or in connection with an existing or proposed Alternate Base Rate Term Loan, or (ii) the Administrative Agent or the Required Banks determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Term Loan does not adequately and fairly reflect the cost to such Bank of funding such Term Loan, the Administrative Agent will promptly so notify the Company and each Bank.

Thereafter, (x) the obligation of the Banks to make or maintain Term SOFR Term Loans, or to convert Alternate Base Rate Term Loans to Term SOFR Term Loans, shall be suspended (to the extent of the affected Term SOFR Term Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Alternate Base Rate, the utilization of the Term SOFR component in determining the Alternate Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Banks described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Banks) revokes such notice.

Upon receipt of such notice, (i) the Company may revoke any pending request for a Term Loan Borrowing of, or conversion to, or continuation of Term SOFR Term Loans (to the extent of the affected Term SOFR Term Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Term Loan Borrowing of Alternate Base Rate Term Loans in the amount specified therein and (ii) any outstanding Term SOFR Term Loans shall be deemed to have been converted to Alternate Base Rate Term Loans immediately at the end of their respective applicable Interest Period.

(b)  Notwithstanding anything to the contrary in this Agreement, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Company or Required Banks notify the Administrative Agent (with, in the case of the Required Banks, a copy to the Company) that the Company or Required Banks (as applicable) have determined, that:

(i)  adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)  CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month  interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such  representative interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Company may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark.  For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”.  Any such amendment shall become effective at 5:00 p.m., New York City Time, on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Banks and the Company unless, prior to such time, Banks comprising the Required Banks have delivered to the Administrative Agent written notice that such Required Banks object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Company and each Bank of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Company and the Banks reasonably promptly after such amendment becomes effective.

(c)  For purposes of this Section 3.03, those Banks that either have not made, or do not have an obligation under this Agreement to make, the relevant Term Loans in Dollars shall be excluded from any determination of Required Banks.

SECTION 3.04.  Indemnity.  The Company shall compensate each Bank, upon written request by such Bank (which request shall set forth the basis for requesting such amounts), for all reasonable losses and expenses in respect of any interest paid by such Bank (or its lending branch or affiliate) to lenders of funds borrowed by it or deposited with it to make or maintain its Term Loans (other than Alternate Base Rate Term Loans) which such Bank (or its lending branch or affiliate) may sustain, to the extent not otherwise compensated for hereunder and not mitigated by the reemployment of such funds: (a) if for any reason (other than a default by such Bank) a Term Loan Borrowing does not occur on a date specified therefor in a Borrowing Request given pursuant to Article II, (b) if any prepayment (other than a prepayment under Section 2.13(i) resulting from an event referred to in clause (a) of Section 2.13) or repayment of its Term Loans (other than Alternate Base Rate Term Loans) occurs on a date which is not the expiration date of the relevant Interest Period, (c) if any prepayment of its Term Loans (other than Alternate Base Rate Term Loans) is not made on any date specified in a notice of prepayment given by the Company (regardless of whether such notice may be revoked under Section 4.01 and is revoked in accordance therewith), or (d) as a consequence of any default by the Company under this Agreement.  Without prejudice to the foregoing, the Company shall indemnify each Bank against any loss or expense which such Bank (or its lending branch or affiliate) may sustain or incur as a consequence of the default by the Company in payment of principal of or interest on any Term Loan (other than any Alternate Base Rate Term Loan), or any part thereof, or of any amount due under this Agreement, including, but not limited to, any premium or penalty incurred by such Bank (or its lending branch or affiliate), in respect of funds borrowed by it or deposited with it for the purpose of making or maintaining such Term Loan (other than any Alternate Base Rate Term Loan), as determined by such Bank in the exercise of its sole discretion.  A certificate as to any such loss or expense (including calculations, in reasonable detail, showing how such Bank computed such loss or expense) shall be promptly submitted by such Bank to the Company (with a copy to the Administrative Agent) and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

SECTION 3.05.  Rate Determination Conclusive.  The applicable Interest Rate for each Interest Period or other period with respect to each Term Loan shall be determined by the Administrative Agent and shall be conclusive and, subject to Section 3.03 and Section 3.06, binding upon the parties hereto, in the absence of manifest error.  The Administrative Agent shall, at the request in writing of the Company or any Bank, deliver to the Company or such Bank a statement showing the computations used by the Administrative Agent in determining any Interest Rate in respect of the Term Loans payable by the Company.

SECTION 3.06.  Illegality.  If any Bank determines that any applicable law, rule or regulation, guideline, request or directive or change in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law but with respect to which similarly situated banks generally comply) has made it unlawful, or that any governmental authority has asserted that it is unlawful, for any Bank or its applicable lending office to make, maintain or fund Term Loans whose interest is determined by reference to Term SOFR, or to determine or charge interest rates based upon Term SOFR, or any governmental authority has imposed material restrictions on the authority of such Bank to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, upon notice thereof by such Bank to the Company (through the Administrative Agent), (a) any obligation of such Bank to make or continue Term SOFR Term Loans or to convert Alternate Base Rate Term Loans to Term SOFR Term Loans shall be suspended, and (b) if such notice asserts the illegality of such Bank making or maintaining Alternate Base Rate Term Loans the interest rate on which is determined by reference to the Term SOFR component of the Alternate Base Rate, the interest rate on which Alternate Base Rate Term Loans of such Bank shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate, in each case until such Bank notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (i) the Company shall, upon demand from such Bank (with a copy to the Administrative Agent), convert all Term SOFR Term Loans of such Bank to Alternate Base Rate Term Loans (the interest rate on which Alternate Base Rate Term Loans of such Bank shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Bank may lawfully continue to maintain such Term SOFR Term Loans to such day, or immediately, if such Bank may not lawfully continue to maintain such Term SOFR Term Loans and (ii) if such notice asserts the illegality of such Bank determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Bank without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Bank that it is no longer illegal  for such Bank to determine or charge interest rates based upon Term SOFR.  Upon any such conversion, the Company shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.04.

ARTICLE IV

REDUCTION OR TERMINATION OF THE TERM LOAN COMMITMENTS AND PREPAYMENTS

SECTION 4.01.  Voluntary Reduction or Termination of the Term Loan Commitment.  The Company may, prior to the Closing Date on at least one Business Day’s prior notice (by telephone (confirmed in writing promptly thereafter) facsimile or e-mail) received by the Administrative Agent (which shall advise each Bank thereof as soon as practicable thereafter), permanently reduce the Term Loan Commitment for any Class (such reduction shall reduce each Bank’s Term Loan Commitment for such Class ratably according to its respective Proportional Share with respect to such Class of the amount of such reduction (or as between Banks which are affiliates of each other, as they may determine and notify to the Administrative Agent) and Schedule I shall be deemed amended to reflect the reduction in such Term Loan Commitments for such Class) but only upon payment to the Administrative Agent, for the ratable account of the Banks, of the Commitment Fees on the portion of the Term Loan Commitment so reduced which have accrued through the date of such reduction.  Any such reduction shall be in an aggregate amount of $50,000,000 or an integral multiple of $10,000,000 in excess of $50,000,000.  Each notice delivered by the Company pursuant to this Section 4.01 shall be irrevocable and must state the Class of Term Loan Commitment being reduced; provided that a notice of termination of the Term Loan Commitment delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of proceeds from another transaction, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

SECTION 4.02.  Voluntary Prepayments.  (a)  The Company may from time to time, upon at least (i) one (1) Business Day’s prior notice (in the event such notice pertains to Alternate Base Rate Term Loans) or (ii) three (3) Business Days’ prior notice (in the event such notice pertains to Term SOFR Term Loans) (by telephone (confirmed in writing promptly thereafter), facsimile or e-mail) received by the Administrative Agent prior to 12:00 noon, New York City time, (which shall advise each Bank thereof as soon as practicable thereafter), prepay the Term Loans of any Class in whole or in part, without, except as provided in Section 3.04, premium or penalty (such prepayment to be pro rata to the Banks according to the respective unpaid principal amounts of the Term Loans made by them (or as between Banks which are affiliates of each other, as they may determine and notify to the Administrative Agent)); provided, however, that each such partial prepayment shall be in an aggregate amount of $50,000,000 or an integral multiple of $10,000,000 in excess of $50,000,000.

(b)  Each notice of prepayment shall specify the Term Loan Borrowing to be prepaid and its Class, the prepayment date and the aggregate principal to be prepaid, and shall be irrevocable; provided that any  notice of prepayment may state that such notice is conditioned upon the incurrence of other indebtedness or the receipt of proceeds from another transaction, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied.  Amounts prepaid may not be reborrowed.

SECTION 4.03.  [Reserved].

SECTION 4.04.  Mandatory Reduction of the Term Loan Commitments and Prepayment upon Asset Sales.  (a)  In the event that the Company or any of its Subsidiaries receives any Net Cash Proceeds arising from Asset Sales, then 100% of such Net Cash Proceeds,  to the extent in excess of $150,000,000 in the aggregate, shall be (i) first, if prior to the Closing Date, applied automatically upon such receipt to reduce the 364-Day Tranche Commitments or, if after the Closing Date, applied within five Business Days of such receipt to prepay any outstanding 364-Day Tranche Loans, (ii) second, to the extent such Net Cash Proceeds are received by the Company or any of its Subsidiaries after the Closing Date, applied to prepay in full any loans then outstanding (if any) under “Tranche 1” (as defined in the Bridge Commitment Letter) of the Bridge Facility and (iii) third, at the Company’s option (A) if prior to the Closing Date, applied to reduce the 2-Year Tranche Commitments or, if after the Closing Date, applied to prepay any outstanding 2-Year Tranche Loans or (B) retained by the Company for the redemption or satisfaction of Specified Existing Debt in accordance with Section 4.04(b), or any combination of the foregoing.  The Company shall promptly notify the Administrative Agent of the receipt by the Company or any of its Subsidiaries of any such Net Cash Proceeds specifying how such Net Cash Proceeds will be applied and the Administrative Agent will promptly notify each Bank of its receipt of each such notice.

(b)  The retention by the Company of Net Cash Proceeds for the redemption or satisfaction of Specified Existing Debt pursuant to Section 4.04(a)(iii)(B) shall be subject to the following conditions: (i) all such amounts retained must be applied to the redemption or satisfaction of such Specified Existing Debt prior to the Maturity Date of the 2-Year Tranche Loans, (ii) the Company shall give prompt notice to the Administrative Agent of any such retention and the Specified Existing Debt that is to be redeemed or satisfied therewith (and the Administrative Agent shall notify each Bank thereof promptly thereafter) and (iii) to the extent such retained amounts are not applied to redeem or satisfy the Specified Existing Debt in accordance with such notice and within the timeframe specified in clause (i) above, or if such Specified Existing Debt is otherwise refinanced directly or indirectly with other Indebtedness, then such amounts shall be promptly applied by the Company in accordance with Section 4.04(a)(iii)(A) above.

(c)  All prepayments under this Section 4.04 shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment. Amounts prepaid may not be reborrowed. Each prepayment of a Class of Term Loans shall be applied ratably to the Term Loans within such Class (or with respect to any Banks which are affiliated with each other, between them as they may otherwise determine and notify the Administrative Agent).

(d)  Any reduction of the Commitments of a Class pursuant to Section 4.04(a) shall be permanent and automatic upon the receipt of the applicable Net Cash Proceeds by the Company or any of its Subsidiaries and such reduction will be applied ratably to the Term Loan Commitments within such Class (or with respect to any Banks which are affiliated with each other, between them as they may otherwise determine and notify the Administrative Agent).

SECTION 4.05.  Mandatory Termination of the Term Loan Commitments upon Commitment Termination Date.  (a)  Unless previously terminated, the Term Loan Commitments shall automatically terminate on the Commitment Termination Date (after giving effect to the funding of any Term Loans on such date, if applicable).

(b)  Any termination of the Term Loan Commitments pursuant to this Section 4.05 shall be permanent. The Company shall notify the Administrative Agent within one Business Day of the termination of the Term Loan Commitments pursuant to this Section 4.05 and the Administrative Agent shall promptly notify each Bank upon receipt of such notice.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

SECTION 5.01.  Representations and Warranties of the Company.  The Company represents and warrants to the Banks and the Agents as of the Effective Date (other than with respect to Section 5.01(o)) and as of the Closing Date as follows:

(a)  Company’s Organization; Corporate Power.  The Company (x) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; the Company is duly qualified or licensed and in good standing as a foreign corporation authorized to do business in each other jurisdiction where, because of the nature of its activities or properties, such qualification or licensing is required, except for such jurisdictions where the failure to be so qualified or licensed will not materially adversely affect the financial condition, business or operations of the Company and its Consolidated Subsidiaries, taken as a whole, or prevent the enforcement of contracts to which the Company is a party; and (y) has all requisite corporate power and authority (i) to own its assets and to carry on the business in which it is engaged, (ii) to execute, deliver and perform its obligations under this Agreement and the Notes, (iii) to borrow in the manner and for the purpose contemplated by this Agreement, (iv) to issue Notes in the manner and for the purpose contemplated by this Agreement, and (v) to execute, deliver and perform its obligations under all other agreements and instruments executed and delivered by the Company pursuant to or in connection with this Agreement.

(b)  Domestic Specified Subsidiaries; Organization; Corporate Power.  As of the Effective Date, each domestic Specified Subsidiary is a corporation or other entity (as the case may be) duly incorporated or formed, validly existing and in good standing under the laws of the state or jurisdiction of its incorporation or formation; and, as of the Effective Date, each domestic Specified Subsidiary has all requisite corporate power and authority to own its assets and to carry on the business in which it is engaged.

(c)  Company’s Corporate Authority; No Conflict.  The execution and delivery by the Company of this Agreement and the Notes, the performance by the Company of its obligations under this Agreement and the Notes, the Term Loan Borrowings by the Company in the manner and for the purpose contemplated by this Agreement, the issuance by the Company of the Notes in the manner and for the purpose contemplated by this Agreement, the execution and delivery by the Company of all other agreements and instruments which shall have been executed and delivered by the Company pursuant hereto or in connection herewith, and the performance by the Company of its obligations under all other agreements and instruments which shall have been executed and delivered by the Company pursuant hereto or in connection herewith, have been duly authorized by all necessary corporate action (including any necessary stockholder action) on the part of the Company, and do not and will not (i) violate: (x) any provision of any law, rule or regulation (including, without limitation, Regulation U and Regulation X) presently in effect having applicability to the Company (or any Specified Subsidiary), or of any order, writ, judgment, decree, determination or award (which is, individually or in the aggregate, material to the consolidated financial condition, business or operations of the Company and its Consolidated Subsidiaries) presently in effect having applicability to the Company (or any Specified Subsidiary) or (y) the charter or by-laws of the Company (or any Specified Subsidiary), or (ii) subject to the Company’s compliance with any applicable covenants pertaining to its incurrence of unsecured indebtedness, result in a breach of or constitute a default under any indenture or loan or credit agreement, or result in a breach of or constitute a default under any other agreement or instrument (which is, individually or in the aggregate, material to the consolidated financial condition, business or operations of the Company and its Consolidated Subsidiaries), to which the Company or any Specified Subsidiary is a party or by which the Company or any Specified Subsidiary or its respective properties may be bound or affected, or (iii) result in, or require, the creation or imposition of any Lien of any nature upon or with respect to any of the properties now owned or hereafter acquired by the Company (other than any right of setoff or banker’s lien or attachment that any Bank or other holder of a Note may have under applicable law), and the Company is not in default under or in violation of its charter or by-laws.

(d)  Valid and Binding Obligations of the Company.  This Agreement constitutes, and (when executed and delivered by the Company) the Notes and each other agreement or instrument executed and delivered by the Company pursuant hereto or in connection herewith will each constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e)  Company’s Financial Condition.  The Company’s audited consolidated financial statements as at December 31, 2022, copies of which have been furnished to each Bank, have been prepared in conformity with United States generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year and fairly present the consolidated financial condition of the Company and its Consolidated Subsidiaries as at such date and the results of their operations for the period then ended.  As of the Effective Date, since December 31, 2022, there has been no material adverse change in the consolidated financial condition, business or operations of the Company and its Consolidated Subsidiaries, except as set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2022, or its quarterly reports on

Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, in each case to the SEC or as disclosed in writing to the Banks prior to the Effective Date.

(f)  Litigation with Respect to the Company or Its Subsidiaries.  As of the Effective Date, no litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings are pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company which are likely (to the extent not covered by insurance) materially and adversely to affect the consolidated financial condition of the Company and its Consolidated Subsidiaries or materially to impair the Company’s ability to perform its obligations under this Agreement and the Notes, except as set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2022, or its quarterly reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, to the SEC, or as disclosed in writing to the Banks prior to the Effective Date.

(g)  Regulatory Approvals with Respect to This Agreement.  No authorization, consent, approval, license or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority (Federal, state, local or foreign), including, without limitation, the SEC, or with any securities exchange, is or will be required in connection with the execution and delivery by the Company of this Agreement or the Notes, the performance by the Company of its obligations under this Agreement and the Notes, the Term Loan Borrowings by the Company in the manner and for the purpose contemplated by this Agreement, or the issuance by the Company of the Notes in the manner and for the purpose contemplated by this Agreement (except for such authorizations, consents, approvals, licenses, exemptions, filings, declarations or registrations, if any, which may be required to be obtained or made subsequent to the Effective Date, all of which, if then required, will have been duly obtained or made on or before each date on which the foregoing representation and warranty shall be made, deemed made or reaffirmed, as the case may be, will be sufficient for all purposes thereof and will be in full force and effect on each such date).

(h)  ERISA.  As of the Effective Date, no material liability to the PBGC has been, or is expected by the Company or any Related Person to the Company to be, incurred by the Company or any Related Person to the Company.  No Reportable Event which presents a material risk of termination of any Plan maintained by the Company or a Related Person to the Company has occurred and is continuing at the Effective Date.  No Plan maintained by the Company or a Related Person to the Company has failed to meet the applicable Minimum Funding Standard, whether or not waived, as of the last day of the most recent fiscal year of such Plan ending prior to the Effective Date.  Neither the Company nor any Related Person to the Company has engaged in a Prohibited Transaction prior to the Effective Date.

(i)  Investment Company Act.  The Company is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(j)  Regulation U; Regulation X.  The Company is not engaged principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U, and no part of the proceeds of any Term Loan will be used for any purpose which would be in violation of such regulations or in violation of Regulation U or Regulation X.

(k)  Company’s Tax Returns and Tax Liability.  The Company and its Subsidiaries, except for any Subsidiary (x) incorporated under the laws of any jurisdiction other than the United States or any State thereof or the District of Columbia or (y) having substantially all of its properties and assets or conducting substantially all of its business outside the United States and having assets immaterial in comparison to the assets of the Company and its Consolidated Subsidiaries, have filed all tax returns required to be filed by them and have paid or provided adequate reserves or obtained adequate indemnity for the payment of all taxes and assessments payable by them which have become due, other than (i) those not yet delinquent, (ii) those the nonpayment of which would not be reasonably likely to result in a material adverse effect on the consolidated financial condition of the Company and its Consolidated Subsidiaries, (iii) those being contested in good faith or (iv) those involving foreign taxes and assessments which are involved in a good faith dispute.

(l)  Environmental and Public and Employee Health and Safety Matters.  As of the Effective Date, the Company and each Subsidiary has complied with all applicable Federal, state, and other laws, rules and regulations relating to environmental pollution or to environmental regulation or control or to public or employee health or safety, except (i) to the extent that the failure to so comply would not be reasonably likely to result in a material and adverse effect on the consolidated financial condition of the Company and its Consolidated Subsidiaries or (ii) as set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2022, or its quarterly reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, to the SEC, or as disclosed in writing to the Banks prior to the Effective Date.  As of the Effective Date, the Company’s and the Subsidiaries’ facilities do not manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants regulated under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other applicable law relating to environmental pollution or public or employee health and safety, in violation of any such law, or any rules or regulations promulgated pursuant thereto, except (A) for violations that would not be reasonably likely to result in a material and adverse effect on the consolidated financial condition of the Company and its Consolidated Subsidiaries or (B) as set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2022, or its quarterly reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, to the SEC, or as disclosed in writing to the Banks prior to the Effective Date.  As of the Effective Date, the Company is aware of no events, conditions or circumstances involving environmental pollution or contamination or public or employee health or safety, in each case applicable to it or its Subsidiaries, that would be reasonably likely to result in a material and adverse effect on the consolidated financial condition of the Company and its Consolidated Subsidiaries, except as set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2022, or its quarterly reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, to the SEC, or as disclosed in writing to the Banks prior to the Effective Date.

(m)  True and Complete Disclosure.  To the best of the Company’s knowledge and belief, all factual information heretofore or contemporaneously furnished by or on behalf of the Company or any Subsidiary of the Company to any Bank or any Agent for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of the Company or any Subsidiary of the Company to any Bank or any Agent will be, true and accurate (taken as a whole) on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time.

(n)  Anti-Corruption Laws and Sanctions.  (i) The Company has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and authorized agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees and, to the knowledge of the Company, its directors and authorized agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of the Company, any of its Subsidiaries or any of their respective directors or officers or, to the knowledge of the Company, employees is a Sanctioned Person.  (ii) The Company has not and will not directly or, to the Company’s knowledge, indirectly use the proceeds of the Term Loans, and has not and will not loan, contribute or otherwise make available such proceeds to any of its Subsidiaries, any joint venture, any partner or other Person (A) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is or was, or whose government is or was, the subject of Sanctions, or (B) to fund payments to any officer or employee of a governmental authority, or any Person controlled by a governmental authority, or any political party, official of a political party, candidate for political office, or anyone else acting in an official capacity on behalf of any of the foregoing that, at the time of such funding was, in violation of applicable Anti-Corruption Laws or (C) in violation of applicable anti-money laundering rules and regulations, including the USA Patriot Act.

(o)  Solvency.   As of the Closing Date, immediately after giving effect to the consummation of the Transactions, on and as of such date (a) the fair value of the assets of the Company and its Subsidiaries on a consolidated basis, at a fair valuation on a going concern basis, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Company and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of the Company and its Subsidiaries on a consolidated and going concern basis will be greater than the amount that will be required to pay the probable liability of the Company and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (c) the

Company and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured in the ordinary course of business; and (d) the Company and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

ARTICLE VI

COVENANTS

SECTION 6.01.  Affirmative Covenants of the Company.  So long as any Term Loan shall remain unpaid or any Bank shall have any Term Loan Commitment hereunder shall remain outstanding, the Company will, unless the Required Banks shall have otherwise consented in writing:

(a)  Reports, Certificates and Other Information.  Furnish to each Bank:

(i)  Interim Reports.  Within 15 days after the date by which the Company is required to file any periodic report containing the financial statements referred to in this Section 6.01(a)(i) with the SEC for each of the first three quarterly fiscal periods in each fiscal year of the Company, a consolidated balance sheet of the Company as at the end of such period (setting forth in comparative form the consolidated figures as of the end of the previous fiscal year), the related consolidated statement of operations for such period and (in the case of the second and third quarterly periods) for the period from the beginning of the current fiscal year to the end of such quarterly period (setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous fiscal year) and the related consolidated statement of cash flows for the period from the beginning of the current fiscal year to the end of such quarterly period (setting forth in comparative form the consolidated figures from the corresponding period of the previous fiscal year), all in reasonable detail and certified, subject to changes resulting from year-end audit adjustments, by a financial officer of the Company (it being understood that the delivery of (A) the Company’s Form 10-Q setting forth such statements for each such period and (B) a certification by a financial officer of the Company to the effect that such statements fairly present in all material respects the financial condition and results of operations of the Company on a consolidated basis in accordance with the United States generally accepted accounting principles (subject to changes resulting from year-end audit adjustments) shall satisfy the requirements of this Section 6.01(a)(i)).

(ii)  Annual Reports.  Within 15 days after the date by which the Company is required to file any periodic report containing the financial statements referred to in this Section 6.01(a)(ii) with the SEC for each fiscal year of the Company, a consolidated balance sheet of the Company as at the end of such year, and the related consolidated statements of operations and cash flows for such year, setting forth in each case in comparative form the consolidated figures for the previous fiscal year, accompanied by the opinion thereon of independent public accountants of recognized national standing selected by the Company, which opinion shall be prepared in accordance with United States generally accepted auditing standards relating to reporting and shall be based upon an audit by such accountants of the relevant accounts (it being understood that the delivery of the Company’s Form 10-K setting forth such statements for such year shall satisfy the requirements of this Section 6.01(a)(ii)).

(iii)  Officers’ Certificates.  Within 30 days after each date by which the Company is required to file financial statements referred to in Section 6.01(a)(i) or 6.01(a)(ii) with the SEC, an Officers’ Certificate (A) stating that the signers have reviewed the relevant terms of this Agreement and of the form of Notes and have made, or caused to be made under their supervision, a review of the transactions and condition of the corporation or corporations covered by such financial statements during the accounting period in question, and that such review has not disclosed the existence during such accounting period, and that the signers do not otherwise have knowledge of the existence as at the date of such Officers’ Certificate, of any Event of Default or Unmatured Event of Default, or, if any such Event of Default or Unmatured Event of Default existed or exists, specifying the nature and period of existence thereof and what action the Company has taken or is taking or proposes to take with respect thereto and (B) demonstrating in reasonable detail compliance during such accounting period with Sections 6.02(b), 6.02(c) and 6.02(d).

(iv)  Accountants’ Reports.  Within 30 days after each date by which the Company is required to file financial statements referred to in Section 6.01(a)(ii) with the SEC, a report signed by the independent public accountants reporting thereon (A) briefly setting forth the scope of their examination of such financial statements and the information provided pursuant to Section 6.01(a)(iii)(B) above and (B) stating whether or not such examination has disclosed any failure by the Company to comply with the terms, covenants, provisions and conditions of this Section 6.01(a) and of Sections 6.01(b), 6.01(e), and 6.02 (other than Section 6.02(e)) insofar as they relate to accounting matters.

(v)  Reports to SEC and to Stockholders.  Promptly upon their becoming publicly available, copies of all financial statements, reports, notices and proxy statements sent by the Company to its stockholders, and of all regular and periodic reports filed by the Company or any of its Specified Subsidiaries with the SEC or any governmental authority succeeding to any of its functions, which in each case have not been delivered under paragraph (a)(i) or (a)(ii) of this Section 6.01.

(vi)  Officers’ Certificates as to Status of Excepted Subsidiaries.  (A)  Promptly after the designation of a Subsidiary of the Company as an Excepted Subsidiary or the withdrawal of such designation, an Officers’ Certificate setting forth the name of the Subsidiary and whether it is being designated as, or withdrawn from designation as, an Excepted Subsidiary, and (B) as soon as practicable after the designation of a Subsidiary of the Company as an Excepted Subsidiary or the withdrawal of such designation, or, at the option of the Company, together with the next delivery of any financial statements to the Banks pursuant to Section 6.01(a)(i) or Section 6.01(a)(ii), an Officers’ Certificate setting forth in reasonable detail, and certifying the correctness of, all facts and computations required in order to establish that such designation or withdrawal of designation is permitted in accordance with this Agreement, and listing all Subsidiaries of the Company that are designated as Excepted Subsidiaries at such time.

(vii)  Notice of Default.  Forthwith upon any principal officer of the Company obtaining knowledge of the occurrence of an Event of Default or an Unmatured Event of Default, an Officers’ Certificate specifying the nature and period of existence thereof and what action the Company has taken or is taking or proposes to take with respect thereto.

(viii)  KYC. Promptly following a request therefor, all documentation and other information that a Bank reasonably requests as necessary in order for it to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation.

(ix)  Other Information.  With reasonable promptness, such other information and data with respect to the Company or any of its Specified Subsidiaries as from time to time may be reasonably requested by any Bank.

Information required to be delivered pursuant to this Section 6.01(a) shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Banks have been granted access (and a confirming electronic correspondence shall have been delivered or caused to be delivered to the Banks providing notice of such posting or availability) or shall be available on the website of the SEC at http://www.sec.gov.  Information required to be delivered pursuant to this Section 6.01(a) may also be delivered by electronic communications pursuant to procedures to be approved by the Administrative Agent.

(b)  Taxes.  Pay or provide adequate reserves or obtain adequate indemnity for the payment of, and cause each Subsidiary to pay or provide adequate reserves or obtain adequate indemnity for the payment of, all taxes and assessments payable by it which become due, other than (i) those not yet delinquent, (ii) those the nonpayment of which would not be reasonably likely to result in a material adverse effect on the consolidated financial condition of the Company and its Consolidated Subsidiaries, (iii) those being contested in good faith or (iv) those involving foreign taxes and assessments which are involved in a good faith dispute with respect to tax or other matters.

(c)  Preservation of Corporate Existence, etc.  Subject to Section 6.02(a), do or cause to be done all things necessary to preserve and keep in full force and effect the corporate existence and the rights (charter and statutory) of the Company and each Specified Subsidiary; provided, however, that the Company shall not be required to preserve any such existence (in the case of any Specified Subsidiary), right or franchise if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or any Specified Subsidiary and that the loss thereof is not disadvantageous in any material respect to the Banks under this Agreement.

(d)  Inspections; Discussions.  Permit any authorized representatives designated by a Bank, at such Bank’s expense, to make reasonable inspections of any of the properties of the Company or any of its Specified Subsidiaries, including its and their books of account, and to discuss its and their affairs, finances and accounts with its and their officers, all at such reasonable times and as often as may be reasonably requested by such Bank; provided that if required by the Company, any such Bank shall, as a condition to being permitted to make any such inspection, certify to the Company that the same is being made solely in order to assist such Bank in evaluating its extension of credit to the Company hereunder.

(e)  Books and Records.  Maintain, and cause each of its Consolidated Subsidiaries to maintain, a system of accounting established and administered in accordance with United States generally accepted accounting principles applied on a consistent basis, and set aside, and cause each of its Consolidated Subsidiaries to set aside, on its books all such proper reserves as shall be required by United States generally accepted accounting principles.

(f)  Maintenance of Properties.  Cause all properties used or useful in the conduct of its business or the business of a Specified Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, and cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 6.01(f) shall prevent the Company from discontinuing the operation or maintenance, or both the operation and maintenance, of any of such properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business or the business of any Specified Subsidiary and not disadvantageous in any material respect to the Banks under this Agreement.

(g)  Maintenance of Insurance.  Insure and keep insured, and cause each Specified Subsidiary to insure and keep insured, with reputable insurance companies, so much of its respective properties, to such an extent and against such risk (including fire), as companies engaged in similar businesses and of similar size customarily insure properties of a similar character; or, in lieu thereof, in the case of itself or of any one or more of its Specified Subsidiaries, maintain or cause to be maintained a system or systems of self-insurance which will accord with the approved practices of companies owning or operating properties of a similar character in maintaining such systems.

(h)  Compliance with Laws, etc. Not violate any laws, rules, regulations, or governmental orders to which it is subject (including Anti-Corruption Laws and Sanctions and any such laws, rules, regulations or governmental orders relating to the protection of the environment or to public or employee health or safety), which violation would be reasonably likely to result in a material adverse effect on the consolidated financial condition of the Company and its Consolidated Subsidiaries; and not permit any Subsidiary of the Company to violate any laws, rules, regulations, or governmental orders of Federal, state or local governmental entities within the United States to which it is subject (including Anti-Corruption Laws and Sanctions and any such laws, rules, regulations or governmental orders relating to the protection of the environment or to public or employee health or safety), which violation would be reasonably likely to result in a material adverse effect on the consolidated financial condition of the Company and its Consolidated Subsidiaries.

(i)  Delivery of Certain Documentation with Respect to Plans.  (i)  As soon as possible and in any event within 30 days after it knows or has reason to know that, regarding any Plan with respect to the Company or a Related Person to the Company, a Prohibited Transaction or a Reportable Event which presents a material risk of termination of any Plan maintained by the Company or a Related Person to the Company has occurred (whether or not the requirement for notice of such Reportable Event has been waived by the PBGC), deliver to the Administrative Agent and each Bank a certificate of a responsible officer of the Company setting forth the details of such Prohibited Transaction or Reportable Event, (ii) upon request of the Administrative Agent or any Bank made from time to time after the occurrence of any such Prohibited Transaction or Reportable Event, deliver to the Administrative Agent and each Bank a copy of the most recent actuarial report and annual report completed with respect to any Plan maintained by the Company or a Related Person to the Company, and (iii) as soon as possible, and in any event within 10 days, after it knows or has reason to know that any of the following have occurred with respect to any Plan maintained by the Company or a Related Person to the Company:  (A) any such Plan has been terminated, (B) the Plan Sponsor intends to terminate any such Plan, (C) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate any such Plan, or (D) the Company or any Related Person to the Company withdraws from any such Plan, deliver to the Administrative Agent and each Bank a written notice thereof.  For purposes of this Section 6.01(i), the Company shall be deemed to have knowledge of all facts known by the Plan Administrator of any Plan or Employee Benefit Plan of which the Company or any Related Person to the Company is the Plan Sponsor.

(j)  Contributions to Plans.  Pay, and use its best efforts to cause each Related Person with respect to the Company to pay, when due, all contributions required to meet the minimum funding standards set forth in Sections 302 through 308 of ERISA with respect to each Plan maintained by the Company or a Related Person to the Company.

(k)  Use of Proceeds.  (i) Use the proceeds of the Term Loans (x) to fund all or a portion of the cash consideration for the Acquisition, (y) to fund the Target Refinancing and (z) to pay Transaction Costs, and not for any purpose which is in violation of Regulation U or Regulation X and (ii) not use the proceeds of any Term Loans, directly or, to the Company’s knowledge, indirectly, or loan, contribute or otherwise make available such proceeds to any of its Subsidiaries, joint ventures, partners or any other Person (x) to fund any activities or business of any Person, or in any country, region or territory, that, at the time of such funding, is, or whose government is, the subject of

Sanctions or (y) to fund payments to any officer or employee of a governmental authority, or any Person controlled by any governmental authority, or any political party, official of a political party, candidate for political office, or anyone else acting in an official capacity on behalf of any of the foregoing that, at the time of such funding, is in violation of applicable Anti-Corruption Laws.

SECTION 6.02.  Negative Covenants of the Company.  So long as any Term Loan shall remain unpaid, any Bank shall have any Term Loan Commitment hereunder shall remain outstanding, the Company will not, without the prior written consent of the Required Banks:

(a)  Mergers, Consolidations, Sales.  Consolidate with or merge into any other Business Entity or convey or transfer its properties and assets substantially as an entirety to any Business Entity, unless:

(i)  the Business Entity formed by such consolidation or into which the Company is merged or the Business Entity that acquires by conveyance or transfer the properties and assets of the Company substantially as an entirety, shall be a Business Entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and shall expressly assume the due and punctual payment of the principal of and interest on all the Term Loans and the performance of every covenant of this Agreement on the part of the Company to be performed or observed; and

(ii)  immediately after giving effect to such transaction, no Event of Default or Unmatured Event of Default shall have occurred and be continuing.

Upon any consolidation or merger by the Company with or into any other Business Entity or any conveyance or transfer of the properties and assets of the Company substantially as an entirety to any Business Entity which is permitted by this Section 6.02(a), the successor Business Entity formed by such consolidation or into which the Company is merged or the Business Entity to which such conveyance or transfer is made shall, upon receipt by the Administrative Agent of documentation of the type described in Sections 7.01(a), 7.01(b), 7.01(d) and Section 7.01(f) with respect to such Business Entity, succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if such successor Business Entity had been named as the Company herein; and, in the event of such conveyance or transfer, the Company (which term shall for this purpose mean the Person named as the “Company” in the introduction to this Agreement or any successor corporation which shall theretofore become such in the manner described in this Section 6.02(a)) shall be discharged from all obligations and covenants under this Agreement and the Notes, if any.

(b)  Limitation on Liens.  The Company will not, and will not permit any Consolidated Subsidiary to, incur, create, assume, guarantee or otherwise become liable with respect to any Secured Debt, unless (x) the Company secures or causes such Consolidated Subsidiary to secure the Obligations equally and ratably with (or prior to) such Secured Debt or (y) after giving effect thereto, the aggregate amount of all Secured Debt, together with all Discounted Rental Value in respect of sale and leaseback transactions involving Principal Domestic Properties (excluding sale and leaseback transactions exempted from the prohibition of Section 6.02(c)(i) by Section 6.02(c)(ii)), would not exceed 15% of Consolidated Net Tangible Assets; provided, however, that for purposes of this Section there shall be excluded from Secured Debt all Indebtedness secured by:

(i)  Liens existing on the Effective Date;

(ii)  Liens existing on property of, or on any shares of Capital Stock or Indebtedness of, any Business Entity at the time such Business Entity becomes a Consolidated Subsidiary or at the time such Business Entity is merged into or consolidated with the Company or any Consolidated Subsidiary or at the time of sale, lease or other disposition of the properties of such Business Entity (or a division of such Business Entity) to the Company or a Consolidated Subsidiary as an entirety or substantially as an entirety;

(iii)  Liens in favor of the Company or a Consolidated Subsidiary;

(iv)  Liens in favor of governmental bodies to secure progress, advance or other payments pursuant to any contract or provision of any statute;

(v)  Liens existing on property, shares of Capital Stock or Indebtedness at the time of acquisition thereof (including acquisition through merger or consolidation) or Liens (A) to secure the payment of all or any part of the purchase price thereof or the cost of construction, installation, expansion, renovation, improvement or development on or of such property or (B) to secure any Indebtedness incurred prior to, at the time of, or within two years after the later of the acquisition, the completion of such construction, installation, expansion, renovation, improvement or development or the commencement of full operation of such property or within two years after the acquisition of such shares or Indebtedness for the purpose of financing all or any part of the purchase price or cost thereof;

(vi)  Liens on any specific oil or gas property to secure Indebtedness incurred by the Company or any Consolidated Subsidiary to provide funds for all or any portion of the cost of exploration, production, gathering, processing, marketing, drilling or development of such property;

(vii)  Liens on any Principal Domestic Property securing Indebtedness incurred under industrial development, pollution control or other revenue bonds issued or guaranteed by the United States or any State thereof or any department, agency, instrumentality or political subdivision of either;

(viii)  Liens on any Principal Domestic Property securing Indebtedness arising in connection with the sale of accounts receivable resulting from the sale of oil or gas at the wellhead; and

(ix)  any extension, renewal or refunding of any Liens referred to in the foregoing clauses (i) through (viii), inclusive, provided, however, that (A) such extension, renewal or refunding Lien shall be limited to all or part of the same property, shares of Capital Stock or Indebtedness that secured the Lien extended, renewed or refunded (plus improvements on or replacements of such property) and (B) such Secured Debt at such time is not increased.

(c)  Restrictions on Sale and Leaseback Transactions. (i)  The Company will not, and will not permit any Consolidated Subsidiary to, sell or transfer any Principal Domestic Property, with the Company or any Consolidated Subsidiary taking back a lease of such Principal Domestic Property, unless: (x) such Principal Domestic Property is sold within 360 days from the date of acquisition of such Principal Domestic Property or the date of the completion of construction or commencement of full operations on such Principal Domestic Property, whichever is later; or (y) the Company or such Consolidated Subsidiary could subject such Principal Domestic Property to a Lien pursuant to Section 6.02(b) in an amount equal to the Discounted Rental Value with respect to such sale and leaseback transaction without equally and ratably securing the Obligations; or (z) the Company or such Consolidated Subsidiary, within 360 days after such sale, applies or causes to be applied to the retirement of its Funded Debt an amount not less than the greater of (A) the net proceeds of the sale of such Principal Domestic Property or (B) the fair value (as determined in any manner approved by the Board of Directors) of such Principal Domestic Property; provided, however, that the amount to be applied to the retirement of Funded Debt of the Company or such Consolidated Subsidiary shall be reduced by the principal amount of Funded Debt of the Company or such Consolidated Subsidiary voluntarily retired by the Company or such Consolidated Subsidiary within 360 days after such sale.

(ii)  The provisions of this clause (c) shall not prevent (i) a sale and leaseback transaction between the Company and a Consolidated Subsidiary or between Consolidated Subsidiaries or (ii) a sale or transfer of any Principal Domestic Property with a lease for a period, including renewals, of not more than 36 months.

(d)  Total Debt to Total Capitalization.  Permit, as of the last day of each fiscal quarter, the ratio of Total Debt as of such date to Total Capitalization as of such date to exceed 0.65:1.00.

(e)  Change in Control.  Permit any Person or group (within the meaning of Rule 13d-5 of the SEC as in effect on the date hereof) beneficially to own more than 50% (by number of votes) of the Voting Securities of the Company unless such Voting Securities shall have been acquired in a transaction or series of transactions approved prior to such acquisition by the Board of Directors of the Company, and the directors so approving shall include directors who constitute a majority of the Board of Directors and who are persons either (i) who are directors on the date hereof or (ii) who were nominated or elected by a majority of the directors who (A) are directors on the date hereof or (B) shall have been nominated or elected as described in this clause (ii).

ARTICLE VII

CONDITIONS OF CREDIT

The obligations of the Banks to make Term Loans hereunder on the Closing Date are subject to (a) the Term Loan Commitments having become effective as provided in Section 7.01 below and (b) the satisfaction of the conditions set forth in Section 7.02 below, in each case on or prior to the Commitment Termination Date.

SECTION 7.01.  Conditions to Effectiveness of Commitments.  The Term Loan Commitments shall become effective at such time as the following conditions shall have been satisfied:

(a)  The Administrative Agent shall have received the signed Certificate or Certificates of the Secretary of State of the State of Delaware, in regular form (as of a date shortly before the Effective Date), listing the Restated Certificate of Incorporation of the Company and each amendment, if any, thereto, together with the certificates of designation of preferences of preferred stock and the certificates of merger or ownership, on file in the office of such Secretary of State and stating that such documents are the only charter documents of the Company on file in such office filed on the date the Restated Certificate of Incorporation was filed or thereafter and that the Company is duly incorporated and in good standing in the State of Delaware.

(b)  The Administrative Agent shall have received the signed certificate of a Senior Vice President or a Vice President and the Secretary or an Assistant Secretary of the Company, dated the Effective Date, in form and substance reasonably acceptable to the Administrative Agent and special counsel to the Administrative Agent, certifying, among other things, (i) a true and correct copy and/or extract of resolutions adopted by the Board of Directors of the Company which authorize, among other credit arrangements, the execution, delivery and performance by the Company of this Agreement and the Notes and authorizing the issuance by the Company of Notes in the manner and for the purpose contemplated by this Agreement, (ii) a true and complete copy of the Restated Certificate of Incorporation of the Company as in effect on the Effective Date, (iii) a true and complete copy of the By-laws of the Company as in effect on the Effective Date, and (iv) the incumbency and specimen signatures of officers of the Company executing (x) the documents specified in clause (i) above and (y) any other documents delivered to the Administrative Agent on the Effective Date.

(c)  Each of the Agents, the Banks and the Company shall have executed one or more counterparts of this Agreement.

(d)  (i) The Banks shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, that shall have been reasonably requested at least five Business Days prior to the Effective Date and (ii) to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Effective Date, any

Bank that has requested, in a written notice to the Company at least 10 days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Company shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Bank of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(e)  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Company hereunder or under any other agreement entered into by any of the Lead Arranger, the Agents and the Banks, on the one hand, and the Company or any of its Subsidiaries, on the other hand.

(f)  The Administrative Agent shall have received the signed opinion of Cravath, Swaine & Moore LLP, dated the Effective Date and given upon the express instructions of the Company, as to the enforceability of this Agreement and the Notes to be delivered on the Effective Date (if any) and as to such other matters as the Administrative Agent may reasonably request, in form and substance reasonably acceptable to the Administrative Agent and special counsel to the Administrative Agent.

SECTION 7.02.  Conditions Precedent to the Closing Date.  The obligations of the Banks to make Term Loans on the Closing Date are subject to the following additional conditions precedent:

(a)  The Company shall have executed and delivered to the Administrative Agent for the account of each Bank that shall have requested the same at least three Business Days prior to the Closing Date in accordance with Section 2.05 a Note (appropriately completed).

(b)  The Acquisition shall have been (or, substantially contemporaneously with the making of the Term Loans, shall be) consummated in all material respects in accordance with the Acquisition Agreement, and no provision of the Acquisition Agreement as in effect on December 10, 2023 shall have been amended or modified by the Company, and no condition therein shall have been waived or consent granted by the Company, in each case, in any respect that is materially adverse to the Banks in their capacities as such without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed); provided, that (i) any increase in the purchase price in the Acquisition Agreement shall not be deemed to be materially adverse to the interests of the Banks and shall not require the consent of the Administrative Agent if such purchase price increase (A) does not exceed 10.0% in aggregate or (B) is in the form of common stock of the Company, (ii) any decrease in the purchase price in the Acquisition Agreement shall, in and of itself, not be deemed to be materially adverse to the interests of the Banks and shall not require the consent of the Administrative Agent, but, to the extent in cash, and subject to the applicable mandatory prepayment and commitment reduction provisions of the Bridge Facility, shall permanently reduce dollar-for-dollar the Term Loan Commitments, allocated to a reduction first of the 364-Day Tranche Commitments, and then to the 2-Year Tranche Commitments, (iii) any changes to the definition of Seller Material Adverse Effect (as defined in the Acquisition Agreement as in effect on December 10, 2023) will be deemed to be materially adverse to the Banks and shall require the consent of the Administrative Agent and (iv) any amendment or other modification to the provisions of the Acquisition Agreement that are expressly for the benefit of the Financing Sources (as defined therein) will be deemed to be materially adverse to the interest of the Banks and shall require the consent of the Administrative Agent. The Target Refinancing shall have been (or, substantially contemporaneously with the making of the Term Loans, shall be) consummated.

(c)  Since December 10, 2023, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Seller Material Adverse Effect (as defined in the Acquisition Agreement).

(d)  The Administrative Agent shall have received (to the extent also provided to the lead arrangers under the Bridge Facility) (i) (A) audited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of the Company as of and for each of the last three full fiscal years ended at least 60 days prior to the Closing Date and unaudited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of the Company as of and for each subsequent fiscal quarter (other than any fourth fiscal quarter) ended at least 40 days prior to the Closing Date (and the corresponding period(s) of the prior fiscal year) and (B) audited consolidated balance sheet and related statements of income, partners’ capital and cash flows of the Target as of and for the last full fiscal year ended at least 90 days prior to the Closing Date, and unaudited consolidated balance sheets and related statements of income, partners’ capital and cash flows of the Target as of and for each subsequent fiscal quarter (other than any fourth fiscal quarter) ended at least 45 days prior to the Closing Date, in the case of each of clauses (A) and (B), prepared in accordance with United States generally accepted accounting principles (it being understood that, with respect to such financial information for each such fiscal period, such condition shall be deemed satisfied through the public filing of financial statements complying with the foregoing requirements on Form 10-K or Form 10-Q, as the case may be, by the Company with the SEC); and (ii) pro forma financial statements of the Company giving effect to the Transactions and any other recent, probable or pending acquisitions or dispositions, in each case under this clause (ii), solely to the extent required by Rule 3.05 and Article 11 of Regulation S-X (for purposes of this Section 7.02(d), “Regulation S-X”), and only to the extent the Company will be required to file such financial statements with the SEC, regardless of the timing of such filing, which pro forma financial statements shall be prepared in all material respects in accordance with Regulation S-X and all other accounting rules and regulations of the SEC promulgated thereunder applicable to registration statements on Form S-3; provided that the Administrative Agent hereby agrees that if the Closing Date occurs during a period after the Administrative Agent shall have received the Company’s audited financial statements referred to in the foregoing clause (i)(A) for its most recent completed fiscal year, but before the Administrative Agent shall have received the Target’s audited financial statements referred to in the foregoing clause (i)(B) for its most recent completed fiscal year, the pro forma financial statements referred to in the foregoing clause (ii) (x) may be prepared using the Company’s financial statements for its most recent competed fiscal year and the Target’s financial statements for the twelve month period ended September 30th of its most recent completed fiscal year and (y) need not be prepared in all material respects in accordance with Regulation S-X and all other accounting rules and regulations of the SEC promulgated thereunder applicable to registration statements on Form S-3.

(e)  The Administrative Agent shall have received (i) a Borrowing Request in accordance with Section 2.01(b), (ii) a Certificate or Certificates of the Secretary of State of the State of Delaware listing the Restated Certificate of Incorporation of the Company and each amendment, if any, thereto, together with the certificates of designation of preferences of preferred stock and the certificates of merger or ownership, on file in the office of such Secretary of State and that the Company is duly incorporated and in good standing in the State of Delaware and (iii) a signed certificate of the President or a Vice President and the Secretary or an Assistant Secretary of the Company, dated the Closing Date certifying, (A) that there has been no change to the matters previously certified pursuant to Section 7.01(b) (or otherwise providing updates to such certifications) and (B) that the conditions precedent contained in Sections 7.02(b) and (h) have been satisfied as of the Closing Date (each of the foregoing to be in form and substance that is customary for financings of this type).

(f)  The Administrative Agent shall have received a solvency certificate from the treasurer or another financial officer of the Company substantially in the form of Exhibit D.

(g)  The Lead Arranger, the Administrative Agent and the Banks shall have received all fees and invoiced expenses required to be paid on or prior to the Closing Date pursuant to the Fee Letter or this Agreement (solely with respect to expenses) to the extent invoiced at least two business days prior to the Closing Date.

(h)  (i) There shall exist no Event of Default pursuant to Sections 8.01(a); Section 8.01(d) (solely with respect to breaches of the negative covenant in Section 6.02(a)); Section 8.01(e) (solely with respect to the Company) and 8.01(f) (solely with respect to the Company) and (ii) each of the Acquisition Agreement Representations shall be true and correct and each of the Specified Representations shall be true and correct in all material respects, in each case, on the Closing Date (except to the extent that any such representations and warranties relate to an earlier date or period, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date or period).

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01.  Events of Default.  If any of the following events, acts or occurrences (herein called an “Event of Default”) shall occur and be continuing:

(a)  default, and continuance thereof for three (3) Business Days, in the payment when due of any amount owing by the Company hereunder or under the Notes in respect of the principal of, or interest on, any Term Loan or in respect of any Fee; or

(b)  any representation or warranty on the part of the Company contained in this Agreement or in any certificate, letter or other writing or instrument furnished or delivered to any Bank or the Administrative Agent pursuant hereto or in connection herewith shall at any time prove to have been incorrect in any material respect when made, deemed made or reaffirmed, as the case may be; or

(c)  the Company shall default in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed under Section 6.02(b), 6.02(c), 6.02(d) or 6.02(e) (other than a default which would not have occurred or would not be continuing if the calculations pursuant to the aforesaid Sections were made without giving effect to changes in United States generally accepted accounting principles which require implementation after the Effective Date); or

(d)  the Company shall default in any material respect in the performance or observance of any other term, covenant, condition or agreement on its part to be performed or observed hereunder (and not constituting an Event of Default under any other clause of this Section 8.01), and such default shall continue unremedied for thirty (30) days after written notice thereof shall have been given to the Company by the Administrative Agent or any Bank; or

(e)  either (i) the Company or any Specified Subsidiary shall generally fail to pay, or admit in writing its inability to pay, its debts as they become due, or shall voluntarily commence any case or proceeding or file any petition under any bankruptcy, insolvency or similar law or seeking dissolution, liquidation or reorganization or the appointment of a receiver, trustee, custodian or liquidator for itself or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors (except the voluntary dissolution, not under any bankruptcy or insolvency law, of a Specified Subsidiary), or shall file any answer admitting the jurisdiction of the court and the material allegations of any involuntary petition filed against it in any bankruptcy, insolvency or similar case or proceeding, or shall be adjudicated bankrupt, or shall make a general assignment for the benefit of creditors, or shall consent to, or acquiesce in the appointment of, a receiver, trustee, custodian or liquidator for itself or a substantial portion of its property, assets or business, or (ii) corporate action shall be taken by the Company or any Specified Subsidiary for the purpose of effectuating any of the foregoing; or

(f)  involuntary proceedings or an involuntary petition shall be commenced or filed against the Company or any Specified Subsidiary under any bankruptcy, insolvency or similar law or seeking the dissolution, liquidation or reorganization of the Company or such Specified Subsidiary (as the case may be) or the appointment of a receiver, trustee, custodian or liquidator for the Company or such Specified Subsidiary (as the case may be) or of a substantial part of the property, assets or business of the Company or such Specified Subsidiary (as the case may be), or any writ, judgment, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of the property, assets or business of the Company or any Specified Subsidiary, and such proceedings or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within sixty (60) days after commencement, filing or levy, as the case may be; or

(g)  (i) the Company or any Specified Subsidiary shall default (as principal or guarantor or other surety) in the payment when due (subject to any applicable notice or grace period), whether at stated maturity or otherwise, of any principal of or interest on (howsoever designated) any Indebtedness for borrowed money, whether such Indebtedness now exists or shall hereafter be created, or (ii) an event of default (of the Company or any Specified Subsidiary) as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness for borrowed money of, or guaranteed by, the Company or any Specified Subsidiary, whether such Indebtedness now exists or shall hereafter be created, shall occur and shall permit such Indebtedness to become due and payable prior to its stated maturity or due date; provided that no default under this subsection (g) shall be deemed to exist as a result of a default or event of default (as described in clause (i) or clause (ii) above) in respect of any such Indebtedness (1) which is payable solely out of the property or assets of a partnership, joint venture or similar entity of which the Company or any Specified Subsidiary is a participant (but which is not itself a Specified Subsidiary), or is secured by a mortgage on, or other security interest in, the property or assets owned or held by such entity, in either case without any further recourse to or liability of the Company or any Specified Subsidiary as a participant in such entity, (2)(x) in respect of which the only liability of the Company or any Specified Subsidiary is under a guarantee of obligations under a joint venture agreement in favor of a Person which is, or whose affiliate is, party to such joint venture agreement and (y) owed to lenders which have agreed that they will not have recourse to such guarantee, or (3) if the principal of and interest on such Indebtedness, when added to the principal of and interest on all other such Indebtedness then in default (exclusive of Indebtedness under clauses (1) and (2) above), does not exceed $200,000,000; or

(h)  with respect to any Plan (other than a Multiemployer Plan) as to which the Company or any Related Person to the Company may have any liability, there shall exist an unfunded current liability under the Code which is material to the consolidated financial condition of the Company and its Consolidated Subsidiaries, and (x) steps are undertaken to terminate such Plan or (y) such Plan is terminated or (z) any Reportable Event which presents a material risk of termination with respect to such Plan shall occur;

then, and in any such event: (x) if such event relates to the Company and is described in clause (e) or clause (f) of this Section 8.01, (i) the Term Loan Commitments shall immediately terminate and (ii) all sums then owing by the Company hereunder and under the Notes (and, in the event payment is to be made on a day which is not the expiration date of the relevant Interest Period, together with such amounts as will compensate each Bank in such Bank’s sole discretion for any losses incurred by it (or its lending branch or affiliate) in respect of funds borrowed by it or deposited with it for the purpose of making or maintaining its Term Loans hereunder) shall become and be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Company and (y) in the case of (i) prior to the Closing Date, an event described in clause (a) in the case of non-payment of fees and (ii) from the Closing

Date after giving effect to the funding of the Term Loans on the Closing Date, any such other event, the Administrative Agent shall, at the direction of the Required Banks, at the same or different times, take one or more of the following actions: declare all sums then owing by the Company hereunder and under the Notes to be forthwith due and payable, whereupon all such sums (and, in the event payment is to be made on a day which is not the expiration date of the relevant Interest Period, together with such amounts as will compensate each Bank in such Bank’s sole discretion for any losses incurred by it (or its lending branch or affiliate) in respect of funds borrowed by it or deposited with it for the purpose of making or maintaining its Term Loans hereunder) shall become and be immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Company.  Promptly following the making of any such declaration, the Administrative Agent shall give notice thereof to the Company and each Bank, but failure to do so or any delay in so doing shall not impair the effect of such declaration.

During the period from and including the Effective Date to and including the earlier of the Commitment Termination Date (after giving effect to any funding under the Term Loans on such date) and the funding of the Term Loans on the Closing Date, and notwithstanding (a) that any representation made on the Effective Date or on the Closing Date (excluding the Specified Representations and Acquisition Agreement Representations) was incorrect, (b) any failure by the Company to comply with any provision of Article VI (excluding compliance on the Closing Date with Section 6.02(a)), (c) any provision to the contrary in this Agreement or otherwise or (d) that any condition to the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Bank shall be entitled to (i) cancel any of its Term Loan Commitments (except in accordance with Section 4.04), (ii) rescind, terminate or cancel this Agreement or any of its Term Loan Commitments hereunder or exercise any right or remedy or make or enforce any claim under this Agreement, to the extent to do so would prevent, limit or delay the making of its Term Loan, (iii) refuse to participate in making its Term Loan when required to do so under this Agreement or (iv) exercise any right of set-off or counterclaim in respect of its Term Loan to the extent to do so would prevent, limit or delay the making of its Term Loan; provided, that the conditions set forth in Section 7.02 are satisfied. Furthermore, (a) the rights and remedies of the Banks and the Administrative Agent shall not be limited in the event that any condition set forth in Section 7.02 is not satisfied on the Closing Date and (b) from the Closing Date after giving effect to the funding of the Term Loans on such date, all of the rights, remedies and entitlements of the Administrative Agent and the Banks shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

ARTICLE IX

THE AGENTS AND THE BANKS

SECTION 9.01.  Appointment and Powers of the Administrative Agent.  Each Bank hereby irrevocably designates and appoints the Administrative Agent its agent hereunder and hereby authorizes the Administrative Agent to take such action on its behalf and to exercise such rights, remedies, powers and privileges hereunder as are specifically authorized to be exercised by the Administrative Agent by the terms hereof, together with such rights, remedies, powers and privileges as are reasonably incidental thereto.  The Administrative Agent may execute any of its respective duties as the Administrative Agent hereunder by or through agents or attorneys-in-fact and shall be entitled to retain counsel and to act in reliance upon the advice of such counsel concerning all matters pertaining to the agency hereby created and its duties hereunder, and shall not be liable for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent, the Syndication Agents and the Documentation Agents shall have no duties or responsibilities to any Bank, except those expressly set forth in this Agreement, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent, any Syndication Agent or any Documentation Agent.

SECTION 9.02.  Exculpatory Provisions.  Neither any Bank or Agent, nor any of their respective directors, officers or employees shall be liable for any action taken or omitted to be taken by them hereunder or in connection herewith, except for their own gross negligence or willful misconduct, as determined in a final, non-appealable judgment by a court of competent jurisdiction; nor shall any Bank or Agent be responsible in any manner to any Person for the representations, warranties or other statements made by any other Person or for the due execution or delivery, validity, effectiveness, genuineness, value, sufficiency or enforceability against the Company or any other obligor of this Agreement, the Notes or any other document furnished pursuant thereto or in connection herewith.  Neither the Agents nor any of their respective officers shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Company or any of its Subsidiaries.

SECTION 9.03.  Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, statement, order, electronic communication or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other documents executed and delivered in connection herewith unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall not be liable to any Bank for acting, or refraining from acting, under this Agreement or any other documents executed and delivered in connection herewith in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the Notes.

SECTION 9.04.  Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default hereunder unless it has received notice from a Bank or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Banks.  The Administrative Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as shall be reasonably directed by the Required Banks; provided, however, that unless and until the Administrative Agent shall have received such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable in the best interests of the Banks; provided further that the Administrative Agent shall have the right, power and authority to take the affirmative action specified in Section 8.01 hereof only upon the direction of the Required Banks.

SECTION 9.05.  Indemnification.  Each Bank hereby agrees to indemnify and hold harmless each Agent, as an agent hereunder, from and against such Bank’s Proportional Share in respect of all Classes of any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred or suffered by such Agent in such capacity as a result of any action taken or omitted to be taken by such Agent in such capacity or otherwise incurred or suffered by, made upon, or assessed against such Agent in such capacity; provided that no Bank shall be liable for any portion of any such losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs or expenses resulting from or attributable to gross negligence or willful misconduct on the part of such Agent or its officers, employees or agents, as determined in a final, non-appealable judgment by a court of competent jurisdiction.  Without limiting the generality of the foregoing, to the extent each Agent is not otherwise reimbursed by the Company pursuant to Section 10.07, each Bank hereby agrees to reimburse such Agent promptly following its demand for such Bank’s Proportional Share in respect of all Classes of any out-of-pocket expenses (including, without limitation, attorneys’ fees and expenses) incurred by such Agent hereunder.  Each Bank’s obligations under this paragraph shall survive the termination of this Agreement or, if earlier, the termination of the Term Loan Commitment of such Bank, and the discharge of the Company’s obligations hereunder.

SECTION 9.06.  Nonreliance on the Agents and Other Banks.  Each Bank expressly acknowledges that neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any such Agent hereafter taken, including any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by such Agent to any Bank.  Each Bank represents to each Agent that it has, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and made its own decision to make its Term Loans hereunder and enter into this Agreement.  Each Bank also represents that it will, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company.

SECTION 9.07.  The Agents in Their Individual Capacities.  Each of the Agents and their affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company as though such Agent were not an Agent hereunder.  With respect to its Term Loans made or renewed by it, any Note issued to it, each Agent shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not an Agent, and the terms “Bank” and “Banks” shall include each Agent in its individual capacity.

SECTION 9.08.  Excess Payments.  Except for payments made pursuant to Section 2.08, Section 2.12, Section 2.13 or Section 3.06, if any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of or interest on any Term Loan in excess of its pro rata share of payments and other recoveries obtained by all Banks on account of principal of and interest on Term Loans then held by them, such Bank shall purchase from the other Banks such participations in the Term Loans held by them as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably with each of them; provided, however, that (a) if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest, and (b) the provisions of this paragraph shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Term Loans to any Person that is an Eligible Assignee.  The Company agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 9.08 may, to the fullest extent permitted by law, exercise all its rights of payment (including offset) with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation.

SECTION 9.09.  Obligations Several.  The obligations of the Banks hereunder are several, and neither any Bank nor the Agents shall be responsible for the obligations of any other Person hereunder, nor will the failure of any Bank to perform any of its obligations hereunder relieve the Administrative Agent or any other Bank from the performance of its respective obligations hereunder.  Nothing contained in this Agreement, and no action taken by the Banks or any Agent pursuant hereto or in connection herewith or pursuant to or in connection with the Notes, shall be deemed to constitute the Banks, together or with the Agents, a partnership, association, joint venture or other entity.

SECTION 9.10.  Resignation by any Agent.  (a)  Any Agent may resign as such at any time upon at least 30 days’ prior notice to the Company, the other Agents and the Banks.  In the event of such resignation by the Administrative Agent, the Required Banks (with the consent of the Company (which shall not be unreasonably withheld) in the event that there then does not exist an Event of Default or Unmatured Event of Default), shall as promptly as practicable appoint a successor Administrative Agent.

(b)  If the Person serving as the Administrative Agent (i) is a Defaulting Bank, the Company may, or (ii) is a Defaulting Bank pursuant to clause (d) of the definition thereof, the Required Banks may, in each case, to the extent permitted by applicable law, by notice in writing to such Person (and to the Company, if such removal is by the Required Banks) remove such Person as the Administrative Agent. In such event, the Required Banks (with the consent of the Company (which shall not be unreasonably withheld) in the event that there then does not exist an Event of Default or Unmatured Event of Default) shall as promptly as practicable thereafter appoint a successor Administrative Agent.

SECTION 9.11.  Titles.  The Documentation Agents and the Syndication Agents, in their capacities as such, shall have no rights, powers, duties, liabilities, fiduciary relationships or obligations under this Agreement.

SECTION 9.12.  ERISA Representations by the Banks.  (a)  Each Bank represents and warrants, as of the date such Person became a Bank party hereto, to, and from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agents and the Lead Arranger and their respective affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company, that at least one of the following is and will be true:

(i)  such Bank is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Term Loans or the Term Loan Commitments,

(ii)  the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Term Loans the Term Loan Commitments and this Agreement,

(iii)  (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Term Loans, the Term Loan Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement, or

(iv)  such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Bank.

(b)  In addition, unless sub-clause (i) in paragraph (a) of this Section 9.12 is true with respect to a Bank or such Bank has not provided another representation, warranty and covenant as provided in sub-clause (iv) in paragraph (a) of this Section 9.12, such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agents and the Lead Arranger and their respective affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company, that:

(i)  none of the Agents or the Lead Arranger or any of their respective affiliates is a fiduciary with respect to the assets of such Bank (including in connection with the reservation or exercise of any rights by any Agent under this Agreement or any documents related to hereto or thereto);

(ii)  the Person making the investment decision on behalf of such Bank with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);

(iii)  the Person making the investment decision on behalf of such Bank with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies;

(iv)  the Person making the investment decision on behalf of such Bank with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Term Loans, the Term Loan Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)  no fee or other compensation is being paid directly to any Agent or the Lead Arranger or any of their respective affiliates for investment advice (as opposed to other services) in connection with the Term Loans, the Term Loan Commitments or this Agreement.

(c)  The Agents and the Lead Arranger hereby inform the Banks that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an affiliate thereof (i) may receive interest or other payments with respect to the Term Loans, the Term Loan Commitments and this Agreement, (ii) may recognize a gain if it extended the Term Loans or the Term Loan Commitments for an amount less than the amount being paid for an interest in the Term Loans or the Term Loan Commitments by such Bank or (iii) may receive fees or other payments in connection with the transactions contemplated hereby or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 9.13.  Acknowledgment of Banks.

(a)  Each Bank represents and warrants that (i) this Agreement sets forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, the Lead Arranger, any Syndication Agent, any Documentation Agent, or any other Bank, or any of the Related Persons of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Bank, and to make, acquire or hold Term Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent, or any other Bank, or any of the Related Persons of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder or thereunder.

(b)  Each Bank, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Acceptance pursuant to which it shall become a Bank hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Banks on the Effective Date.

SECTION 9.14.  Recovery of Erroneous Payments.  Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Bank (in such capacity, a “Lender Recipient Party”), whether or not in respect of an Obligation due and owing by the Company at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the

Rescindable Amount received by such Lender Recipient Party  in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE X

MISCELLANEOUS

SECTION 10.01.  No Waiver; Modifications in Writing.  No failure or delay on the part of the Administrative Agent, any other Agent or any Bank in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Administrative Agent, any other Agent, or any Bank at law, in equity or otherwise.  Each request by the Company for any amendment, modification, supplement, termination or waiver of or to any provision of this Agreement shall be directed to the Administrative Agent, and no such amendment, modification, supplement, termination or waiver of or to any provision of this Agreement, nor consent to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Company and by or on behalf of the Administrative Agent and the Required Banks; provided, however, that no such amendment, modification, supplement, termination, waiver or consent, as the case may be, which has the effect of (w) altering the pro rata sharing of payments required by, or pro rata funding requirements of, Section 2.09 or Section 9.08 shall be effective unless the same shall be signed by or on behalf of each Bank, (x) reducing the rate or amount, or extending the stated maturity or due date, of any sum payable by the Company to any Bank hereunder (including Fees) or under such Bank’s Notes shall be effective unless the same shall be signed by or on behalf of each affected Bank, or (y) except as provided in Section 2.08(e)(ii), Section 2.12(c)(i), Section 2.13(i), Section 3.06 and Section 10.06(c), increasing the amount, or extending the stated expiration or termination date, of any Bank’s Term Loan Commitment hereunder shall be effective unless the same shall be signed by or on behalf of each affected Bank, or (z) changing this Section 10.01, Section 10.06 or Section 10.07 or the definitions of the terms “2-Year Tranche Commitment”, “364-Day Tranche Commitment”, “Allocable Share”, “Applicable Commitment Fee Rate”, “Applicable Margin”, “Event of Default”, “Proportional Share”, “Required Banks”, “Term Loan Commitment”, “Total Commitment” and “Unmatured Event of Default”, changing any other provision hereof in a manner that would alter the pro rata sharing of payments required thereby or changing the designation of the “Required Banks” as the Banks entitled to direct the Administrative Agent pursuant to Section 8.01 shall be effective unless the same shall be signed by or on behalf of each Bank; provided further that (i) no such amendment, modification, supplement, termination, waiver or consent, as the case may be, which has the effect of

(x) increasing the duties or obligations of any Agent hereunder, (y) increasing the standard of care or performance required on the part of any Agent hereunder, or (z) reducing or eliminating the indemnities or immunities to which any Agent is entitled hereunder (including, without limitation, any amendment or modification of this Section 10.01) shall be effective unless the same shall be signed by or on behalf of the Agent affected thereby, as the case may be and (ii) notwithstanding anything to the contrary in this Section 10.01, this Agreement may be amended as provided in Section 3.03(c) and provided further that no such amendment, modification, supplement, termination, waiver or consent, as the case may be, which has the effect of (x) altering the allocation of Term Loan Commitment reductions or prepayments between Classes shall be effective unless the same shall be signed by or on behalf of the Required Banks with respect to each Class of such Term Loan Commitments  or (y) changing any provision hereof in a manner that would affect Banks in one Class differently than the Banks in another Class shall be effective unless the same shall be signed by or on behalf of the Required Banks with respect to the Class that is adversely affected.  Any waiver of any provision of this Agreement, and any consent to any departure by the Company from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given.  No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

SECTION 10.02.  Confidentiality.  (a)  Each Bank shall maintain in confidence and not publish, disseminate or disclose in any manner or to any Person and shall not use (x) any material, nonpublic information relating to the Company and its Subsidiaries or (y) any technical, nonfinancial information, data or know-how which is identified in writing as confidential by the Company, in either case which may be furnished pursuant to this Agreement, including any such information which may be furnished pursuant to Article VI (hereinafter collectively called “Confidential Information”), in each case, other than as permitted by the Company in writing and subject to each Bank’s (i) obligation to disclose any such Confidential Information pursuant to a request or order under applicable laws and regulations or pursuant to a subpoena or other legal process, (ii) right to disclose any such Confidential Information to (A) bank examiners (and other regulatory authorities having jurisdiction over it or its affiliates), (B) its affiliates, auditors, counsel, other professional advisors, brokers, insurers and reinsurers, other Banks, and other banks or other entities in connection with an offer by such Bank to sell a participation to such other bank or other entity or to make an assignment pursuant to Section 10.06(c) or (C) market data collectors, similar service providers to the lending industry, and service providers to such Bank in connection with the administration and management of this Agreement, (iii) right to use any such Confidential Information in connection with the transactions set forth herein, and (iv) right to disclose any such Confidential Information in connection with (A) any litigation or dispute involving the Banks and the Company or any of its Subsidiaries or (B) any transfer or other disposition by such Bank of any of its loans or other extensions of credit to the Company or any of the Company’s Subsidiaries; provided, however, that Confidential Information disclosed pursuant to clause (ii)(B) (except with respect to any audit or examination conducted by bank accountants or any governmental agency, securities or bank regulatory authority exercising examination or regulatory authority), (ii)(C) or (iv)(B) of this sentence shall be so disclosed subject to such procedures as are reasonably calculated to maintain the confidentiality thereof; and provided further that Confidential Information disclosed pursuant to applicable laws, regulations, subpoenas or other legal process shall be so disclosed subject to such confidentiality provisions, if any, as may be provided under applicable law.  The Banks agree, to the extent permitted by applicable law, to use their best efforts promptly to notify the Company in writing of each order, subpoena or other legal process providing for the disclosure and/or production of Confidential Information and shall, to the extent permitted by applicable law, use their best efforts promptly to supply the Company with a copy of such order, subpoena or other legal process, in order that the Company may intervene in the relevant administrative or legal proceeding or take other appropriate legal action to protect the confidentiality of such Confidential Information.  Notwithstanding the foregoing provisions of this Section 10.02, (1) the foregoing obligation of confidentiality shall not apply to any such Confidential Information that was known to such Bank or any of their affiliates prior to the time it received such Confidential Information from the Company or its Subsidiaries pursuant to this Agreement, other than as a result of the disclosure thereof by a Person who, to the knowledge or reasonable belief of such Bank, was prohibited from disclosing it by any duty of confidentiality arising (under this Agreement or otherwise) by contract or law, and (2) the foregoing obligation of confidentiality shall not apply to any such Confidential Information that becomes part of the public domain independently of any act of such Bank not permitted hereunder (through publication, the issuance of a patent disclosing such information or otherwise) or when identical or substantially similar information is received by such Bank without restriction as to its disclosure or use, from a Person who, to the knowledge or reasonable belief of such Bank, was not prohibited from disclosing it by any duty of confidentiality arising (under this Agreement or otherwise) by contract or law.  The obligations of each Bank under this Section 10.02 shall survive the termination of this Agreement or, if earlier, the termination of the Term Loan Commitment of such Bank.

(b)  Each Bank acknowledges that information furnished to it pursuant to this Agreement may include material non‑public information concerning the Company and its Subsidiaries or the Company’s or its Subsidiaries’ securities, and it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.  In addition, all information, including requests for waivers and amendments, furnished by the Company or any Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Company and its Subsidiaries or the Company’s or its Subsidiaries’ securities.  Each Bank hereby advises the Company and the Agents that (i) it has developed compliance procedures regarding the use of material non‑public information and that it will handle material non‑public information concerning the Company and its Subsidiaries or the Company’s or its Subsidiaries’ securities in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive material non‑public information concerning the Company and its Subsidiaries or the Company’s or its Subsidiaries’ securities in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

SECTION 10.03.  Notices, etc.  (a)  Except where telephonic instructions or notices are authorized herein to be given, and except as provided in Section 10.03(c), all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and (except for financial statements and other documents to be furnished pursuant to Article VI (with the exception of notices of the occurrence of an Event of Default or an Unmatured Event of Default which is continuing), which, if sent by mail, may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by facsimile or e-mail, and shall be deemed to be given for purposes of this Agreement (i) on the day that such writing is delivered or sent by facsimile to the intended recipient thereof in accordance with the provisions of this Section 10.03 (except that, in the case of facsimile, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient) and (ii) in the case of e-mail, except as provided in Section 10.03(c), upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment).  Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 10.03, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile numbers or e-mail addresses) indicated on Schedule II, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party on such Schedule. Any notice delivered by e-mail shall be accompanied by copy of such notice delivered by mail or by facsimile (provided that failure to deliver such copy shall not invalidate the giving of such notice).

(b)  Anything herein to the contrary notwithstanding, notices from the Company pursuant to Sections 2.01, 2.06, 2.08, 2.12, 2.13, 2.14, 4.01 and 4.02 shall be effective, for the purposes of this Agreement, only when actually received by all Persons to whom such notices are required to be sent or given.

(c)  Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or III unless otherwise agreed by the Administrative Agent and the applicable Bank.  Each Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(d)  Any party hereto may change its address, e-mail address or fax number for notices, demands, instructions and other communications hereunder by notice to the other parties hereto or, in the case of any Bank, the Company and the Administrative Agent.

(e)  The Company agrees that the Administrative Agent may, but shall not be obligated to, make any Communication (as defined below) by posting such Communication on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”).  The Platform is provided “as is” and “as available”.  None of the Administrative Agent or any of its affiliates warrants, or shall be deemed to warrant, the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its affiliates in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its affiliates have any liability to the Company, any Bank, or any other

Person for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of transmission of Communications through the Platform.  For purposes of this paragraph, “Communications” means, collectively, any notice, demand, instruction, other communication, information, document or other material provided by or on behalf of the Company or the Administrative Agent pursuant hereto or the transactions contemplated hereby.  Notwithstanding the foregoing, in the event that the Platform is unavailable for any reason, the Administrative Agent will provide Communications as provided in Section 10.03(a) promptly after learning of the Platform’s unavailability; and, in such event, any applicable notice period  with respect to such Communication will be begin to run only when given pursuant to Section 10.03(a).

SECTION 10.04.  Costs, Expenses and Other Taxes.  The Company agrees to pay all reasonable out-of-pocket costs and expenses of the Agents and the Lead Arranger in connection with the arrangement of the credit facility provided for herein and the negotiation, preparation, printing, reproduction, execution and delivery of this Agreement, the Notes, any amendments or modifications of (or supplements to) any of the foregoing and any and all other documents furnished in connection with the execution and delivery of this Agreement, including the reasonable fees and out-of-pocket expenses of outside counsel to the Agents and the Lead Arranger relative thereto (limited, however, to such fees and expenses of only one outside counsel who shall represent the Agents and the Lead Arranger and, if necessary, of one regulatory counsel and one local counsel to the Agents and the Lead Arranger in each relevant regulatory field and each relevant jurisdiction, respectively (and, in the case of an actual or perceived conflict of interest where any Agent or the Lead Arranger affected by such conflict notifies the Company of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Person and, if necessary, of one regulatory counsel and one local counsel)), and all costs and expenses (whether of any of the Agents, the Lead Arranger, the Banks or otherwise and including, without limitation, attorneys’ fees and expenses), if any, in connection with the enforcement of this Agreement, the Notes or any other agreement furnished pursuant hereto or in connection herewith.  The Company acknowledges that the Administrative Agent and the Lead Arranger may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with such Person including, without limitation, fees paid pursuant hereto.  The Company shall timely pay Other Taxes to the relevant governmental authority in accordance with applicable law. If any action, suit or proceeding arising from any of the foregoing is brought against any Agent, any Bank, or any other Person indemnified or intended to be indemnified pursuant to this Section 10.04, the Company, to the extent and in the manner directed by the Person or Persons indemnified or intended to be indemnified, will resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel designated by the Company (which counsel shall be satisfactory to the Person or Persons indemnified or intended to be indemnified).  If the Company shall fail to do any act or thing which it has covenanted to do hereunder or any representation or warranty on the part of the Company contained herein shall be breached, the Administrative Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend its funds for such purpose.  Any and all amounts so expended by the Administrative Agent shall be repayable to it by the Company immediately upon the Administrative Agent’s demand therefor, with interest at a rate per annum (computed on the basis of a year consisting of 365 or, when appropriate, 366 days) equal to the sum of (i) the

Alternate Base Rate in effect from time to time during the period from and including the date so expended by the Administrative Agent to the date of repayment, plus (ii) two percent (2%) per annum.  The obligations of the Company under this Section 10.04 shall survive the termination of this Agreement and the discharge of the Company’s other obligations hereunder.

SECTION 10.05.  Confirmations.  The Company and each Bank agree from time to time, upon written request received by one from the other, to confirm to the other in writing the aggregate unpaid principal amount of the Term Loans of such Bank then outstanding hereunder or under any Note or Notes held by it, and each such Bank agrees from time to time, upon written request received by it from the Company, to make any Note or Notes held by it (including the schedule attached thereto) available for reasonable inspection by the Company at the office of such Bank.

SECTION 10.06.  Successors and Assigns; Participations. (a)  This Agreement shall be binding upon and inure to the benefit of the Company, the Banks, the Agents, and their respective successors and permitted assigns; provided, however, that any assignment or transfer by a Bank of any or all of its rights hereunder shall not materially increase the amount which would have been payable to the Bank making such assignment or transfer by the Company under this Agreement and the Notes in the absence of such assignment or transfer; and provided further that except in accordance with the provisions of Section 6.02(a), the Company may not assign its rights or obligations hereunder or in connection herewith or any interest herein without the prior written consent of all of the Banks.  This Agreement shall not be construed so as to confer any right or benefit upon any Person, other than the parties to this Agreement, each of their respective successors and permitted assigns, the Syndication Agents, the Documentation Agents, the Lead Arranger and the other Indemnitees and, to the extent set forth in Section 10.06(b), the Participants.

(b)  Any Bank may without the consent of the Company sell participations to one or more banks or other entities that, in the ordinary course of their business, regularly extend credit of the types and in the amounts extended by Banks under this Agreement, other than Disqualified Institutions (such banks and other entities hereinafter referred to, collectively, as “Participants”) in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Term Loan Commitment and the Term Loan or Term Loans owing to it and any Note or Notes held by it); provided, however, that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Participants shall be entitled to the cost protection provisions contained in Section 2.08, Section 2.12, and Section 3.04 (provided that no Participant shall be entitled to receive any greater amount pursuant to such provisions than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred and provided further that, such Participant shall have fully complied with the provisions of Section 10.06(g) and the requirements and limitations set forth in Section 2.12), (iv) the Company, the Agents, and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement and in connection with the cost protection provisions of this Agreement to which any Participant is entitled pursuant to this Section 10.06(b), (v) such Bank shall retain the sole right and responsibility to enforce the obligations of the Company relating to the Term Loans, (vi) such Bank shall not, except with respect only to changes in the amount of the Term Loan Commitment of such Bank, or the principal amount of its Term Loans outstanding or the Interest Rate or Interest Period with respect thereto, or the amount of any fees payable to it hereunder or extension of any Maturity Date for the applicable Class, enter into any agreement with any Participant that would require the consent of such Participant with respect to the exercise by such Bank of its voting rights under this Agreement, and (vii) each such sale shall be made in the ordinary course of such Bank’s commercial banking business and in compliance with all applicable laws.  Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Term Loan Commitments, Term Loans, Notes or its other obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Term Loan Commitment, Term Loan, Note or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or any other applicable or successor regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c)  Any Bank may assign, with the prior written consent of the Company and the Administrative Agent (which consent, in each case, shall not unreasonably be withheld and such consent not to be required in connection with an assignment to a Bank and, following the Closing Date, an affiliate of a Bank or an Approved Fund), to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement; provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank’s rights and obligations under this Agreement, the Term Loan or Term Loans at the time owing to such assigning Bank and any Note or Notes held by it, (ii) except in the case of an assignment of a Bank’s entire interest hereunder, the amount of the Term Loan Commitment of the assigning Bank which it retains shall be in a principal amount of not less than $15,000,000 and the amount of such Term Loan Commitment which it assigns (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be an integral multiple of $5,000,000; provided, however, that no assignment may be made that, taken together with any simultaneous assignments, would result in any Bank having a Term Loan Commitment which is less than $15,000,000, (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance with respect to such assignment, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500 (except that such fee shall not be payable if the Eligible Assignee is an affiliate of the assignor Bank), (iv) each such assignment shall be made in the ordinary course of the assigning Bank’s commercial banking business and in compliance with all applicable laws, (v) no such assignment shall be effective unless the Eligible Assignee to which such assignment is made has fully complied with the provisions of Section 10.06(g), (vi) the Company shall have received a copy of the Assignment and Acceptance signed by the parties thereto, (vii) notwithstanding the foregoing, prior to the funding of the Term Loans on the Closing Date, unless otherwise consented to in writing in advance by the Company in its sole discretion, any assignment of Term Loan Commitments (including assignments to another Bank, an affiliate of a Bank or an Approved Fund) must be to commercial and investment banks, in each case, whose (A) senior, unsecured, long-term indebtedness has a rating of BBB- or better by S&P and Baa3 or better by Moody’s and (B) total assets are in excess of $8,000,000,000 and (viii) no assignment shall be made to any Disqualified Institution at any time.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (x) the Eligible Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, (y) the assignor Bank thereunder shall, to the extent provided in such Assignment and Acceptance, be released (except as provided in Section 2.12(b), Section 10.02 and Section 10.07) from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto, but shall continue to be entitled to the benefits of Section 2.08, Section 2.12, Section 10.04 and Section 10.07), and (z) Schedule I and Schedule II shall be deemed amended to reflect the assignment pursuant to this Section 10.06(c) and the decrease in the Term Loan Commitment of the assignor Bank.  Each assignee of an interest under this Agreement and any Note shall take such interest subject to any request made, waiver or consent given or other action taken hereunder prior to the effective date of the Assignment and Acceptance related to such assignment, and, until the effective date of such Assignment and Acceptance, the Administrative Agent, and the Company shall be entitled conclusively to assume that no assignment of any interest under this Agreement and any Note has been made by any Bank or any assignee.  Notwithstanding any other provision of this Section 10.06, any Bank may at any time pledge or assign or grant a Lien over all or any portion of its rights under this Agreement and any Note or Notes held by it to secure obligations of such Bank, including to a Federal Reserve Bank or other central bank authority; provided that no such pledge, assignment or Lien shall release a Bank from any of its obligations hereunder.

(d)  By executing and delivering an Assignment and Acceptance, the assignor Bank and the Eligible Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) the assignor Bank represents and warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, (ii) such assignor Bank makes no representation or warranty, and assumes no responsibility with respect to any statements, warranties or representations made by the Company in or in connection with this Agreement or with the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto, (iii) such assignor Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company of its obligations under this Agreement or any other instrument or document furnished pursuant hereto, (iv) such Eligible Assignee confirms that it has received a copy of this Agreement together with copies of the financial statements and other documents referred to in Section 5.01(e), Section 6.01(a)(i), Section 6.01(a)(ii) and Section 6.01(a)(v) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (v) such Eligible Assignee will, independently and without reliance upon any Agent, such assignor Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (vi) such Eligible Assignee appoints and authorizes the Administrative Agent to take such action as the Administrative Agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto, (vii) such Eligible Assignee agrees that it will perform all of the obligations, in accordance with the terms thereof, of the assignor Bank under this Agreement which are assumed by such Eligible Assignee under such Assignment and Acceptance and (viii) such Eligible Assignee confirms that it is an Eligible Assignee.

(e)  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain at its address listed on Schedule II a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Banks and the Term Loan Commitment of, and principal amount (and stated interest) of the Term Loans owing to, each Bank from time to time (the “Register”).  The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Agents and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Company or any Bank at any reasonable time and from time to time upon reasonable prior notice.

(f)  Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an Eligible Assignee, together with any Note or Notes subject to such assignment and the written consent of the Company to such assignment, if required hereunder, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in the form of Exhibit C (or as agreed upon by the Company and the Administrative Agent), (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, (iii) give prompt notice thereof to the Company, and (iv) deliver a copy of such Assignment and Acceptance to the Company.  Within five Business Days after receipt of such Assignment and Acceptance, the Company, at its own expense, shall execute and deliver to the Administrative Agent in exchange for any surrendered Note or Notes a new Note or Notes to such Eligible Assignee in an amount equal to its portion of the Term Loan Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Bank has retained any Term Loan Commitment hereunder, a new Note or Notes to the assigning Bank in an amount equal to the Term Loan Commitment retained by it hereunder.  Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A, as appropriate.  Any Notes surrendered by the assigning Bank shall be marked “canceled” and returned by the Administrative Agent or the assigning Bank to the Company.

(g)  If, pursuant to this Section 10.06, any interest in this Agreement, any Term Loan or any Note is transferred to any Participant (a “Transferee”) that is not a “United States person” (within the meaning of Section 7701(a)(30) of the Code), the transferor Bank shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Bank (for the benefit of the transferor Bank, the Administrative Agent and the Company) that under applicable law and treaties no taxes will be required to be withheld by the Administrative Agent, the Company or the transferor Bank with respect to any payments to be made to such Transferee in respect of the Term Loans, (ii) to furnish to the transferor Bank in duplicate, for each taxable year of such Transferee during which interest arising under or in connection with this Agreement is received, and before payment by the Company of any such interest during such year (or at any other time as required under United States income tax law), a properly completed and executed copy of either Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or Internal Revenue Service Form W-8ECI and any additional form (or such other form) as is necessary to claim complete exemption from or reduction in United States withholding taxes (wherein such Transferee claims entitlement to complete exemption from or reduction in United States withholding taxes on all payments hereunder), (iii) to agree (for the benefit of the transferor Bank, the Administrative Agent and the Company) to provide to the transferor Bank a new Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or Internal Revenue Service Form W-8ECI and any such additional form (or any successor form or forms) upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such Transferee, and to comply from time to time with all applicable United States laws and regulations with regard to such withholding tax exemption, and (iv) to represent to the transferor Bank (for the benefit of the transferor Bank, the Administrative Agent and the Company) that the form or forms so filed will be true and complete.  If a Transferee is a “United States person” (within the meaning of Section 7701(a)(30) of the Code), the transferor Bank shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to furnish to the transferor Bank in duplicate, for each taxable year of such Transferee during which interest arising under or in connection with this Agreement is received, and before payment by the Company of any such interest during such year (or at any other time as required under United States income tax law), a properly completed and executed copy of Internal Revenue Service Form W-9 establishing an exemption from United States backup withholding, (ii) to agree (for the benefit of the transferor Bank, the Administrative Agent and the Company) to provide to the transferor Bank a new Internal Revenue Service Form W-9 and any such additional form (or any successor form or forms) upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such Transferee, and to comply from time to time with all applicable United States laws and regulations with regard to such backup withholding tax exemption, and (iii) to represent to the transferor Bank (for the benefit of the transferor Bank, the Administrative Agent and the Company) that the form or forms so filed will be true and complete.

(h)  The Administrative Agent shall promptly notify the Banks of the Persons identified as Disqualified Institutions by the Company from time to time and upon request by any Bank.

SECTION 10.07.  Indemnification.

(a)  In consideration of the execution and delivery of this Agreement by the Banks and the agreement to extend and maintain the credit provided hereunder, the Company hereby agrees to indemnify, exonerate and hold each of the Banks, the Agents, the Lead Arranger, their respective affiliates, successors and assigns and each of their respective officers, directors, employees, advisors, agents and other representatives (herein collectively called the “Indemnitees” and individually called an “Indemnitee”), free and harmless from and against any and all actions, claims, causes of action, suits, losses, liabilities, damages and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel (but limited, in the case of legal fees and expenses, to the reasonable and documented or invoiced out-of-pocket fees and expenses of one counsel, but excluding the allocated cost of internal counsel, representing all of the Indemnitees, taken as a whole, and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnities, taken as whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Company of the existence of such conflict and thereafter retains its own counsel, those of another firm of counsel for each such affected Indemnitee and, if necessary, of a single local counsel in each appropriate jurisdiction))) (herein collectively called the “Indemnified Liabilities”), which may be incurred by or asserted or awarded against any Indemnitee, in each case, arising out of or in connection with any actual or prospective claim, investigation, litigation, arbitration or proceeding (whether brought by a third party or by the Company or any of its affiliates, it being understood that nothing herein shall relieve any Bank of liability for a breach of its agreements contained herein), or preparation of a defense in connection therewith, related to this Agreement, the Transactions or the Company’s use of Term Loan proceeds or the Term Loan Commitments, including (i) any use made or proposed to be made by the Company of the proceeds of any Term Loan, (ii) the consummation of the transactions contemplated by any such use or proposed use, (iii) any untrue statement or alleged untrue statement of any material fact made by the Company in connection therewith, or (iv) the omission or alleged omission by the Company to state in connection therewith a material fact required to be so stated or necessary to make the statements made, in light of the circumstances under which they were made, not misleading, whether or not any such Indemnitee is a party thereto, and, to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law; provided, however, that there shall be no right to indemnification or contribution under this Section 10.07 for Indemnified Liabilities based upon or arising out of actions or omissions by any Bank in a capacity other than that of a lender to the Company, by any Agent in its capacity other than that as agent for the Banks hereunder or by the Lead Arranger other than in its capacity as the sole lead arranger hereunder.  Each Indemnitee will use its best efforts to promptly notify the Company of each event of which it has knowledge which may give rise to a claim under the indemnification provisions of this Section 10.07.  If any action, suit or proceeding arising from any of the foregoing is brought against any Agent, Bank or any other Person indemnified or intended to be indemnified pursuant to this Section 10.07, the Company, to the extent and in the manner directed by such Indemnitee, will resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel designated by the Company (which counsel shall be reasonably satisfactory to such Indemnitee).  Each Indemnitee will cooperate in the defense of any such action, suit or proceeding.  If the Company shall fail to do any act or thing which it has covenanted to do hereunder or any representation or warranty on the part of the Company contained herein shall be breached, the Administrative Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend its funds for such purpose.  Any and all amounts so expended by the Administrative Agent shall be repayable to it by the Company immediately upon the Administrative Agent’s demand therefor, with interest at a rate per annum (computed on the basis of a year consisting of 365 or, when appropriate, 366 days) equal to the sum of (i) the Alternate Base Rate in effect from time to time during the period from and including the date so expended by the Administrative Agent to the date of repayment, plus (ii) two percent (2%) per annum.  The Company shall have no obligation to any Indemnitee under this Section 10.07 to the extent that Indemnified Liabilities result from (x) gross negligence or willful misconduct on the part of such Indemnitee, as determined in a final, non-appealable judgment by a court of competent jurisdiction, (y) such Indemnitee’s material breach (or the material breach by any of such Indemnitee’s controlled affiliates and controlling persons and its or their respective directors, officers, employees, agents advisors and other representatives thereof directly involved in the transactions contemplated by this Agreement and, in the case of agents, advisors and other representatives, only to the extent acting on behalf or at the instruction of such Indemnitee or its controlled affiliates or controlling persons) of its obligations under this Agreement as determined in a final, non-appealable judgment by a court of competent jurisdiction and (z) disputes solely among the Indemnitees not arising from or in connection with any act or omission by the Company or any of its affiliates (other than any claim, litigation, arbitration, investigation or proceeding against the Administrative Agent or the Lead Arranger, in each case, in its capacity or in fulfilling its role as such).  The obligations of the Company under this Section 10.07 shall survive the termination of this Agreement and the discharge of the Company’s other obligations hereunder.  The obligations of each Bank (and of each other Indemnitee with respect to such Bank) under this Section 10.07 shall survive the termination of this Agreement or, if earlier, the termination of the Term Loan Commitment of such Bank or the replacement of such Bank. This Section 10.07 shall not apply with respect to Taxes (other than Taxes that represent Indemnified Liabilities arising from a non-Tax claim), which shall be governed solely by Sections 2.08, 2.12 and 10.04.

(b)  To the extent permitted by applicable law (i) the Company shall not assert, and the Company hereby waives, any claim against the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent, and any Bank, and any Related Persons of any of the foregoing Persons (each such Person being called a “Bank-Related Person”) for any Liabilities arising from the use or misuse by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the

Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Term Loan or the use of the proceeds thereof; provided that, nothing in this Section 10.07(b) shall relieve the Company of any obligation it may have to indemnify an Indemnitee, as provided in Section 10.07(a), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c)  The Company shall not, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened claim, investigation, litigation, arbitration or proceeding against an Indemnitee in respect of which indemnity could have been sought hereunder by such Indemnitee, unless such settlement (i) includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such claim, investigation, litigation, arbitration or proceeding and (ii) does not include any statement as to any admission of fault by or on behalf of such Indemnitee.

SECTION 10.08.  Replacement of Banks.  If any Bank shall fail to execute and deliver any amendment, consent or waiver to this Agreement requested by the Company (i) that under Section 10.01 requires the consent of all Banks and (ii) with respect to which the Required Banks shall have granted their consent by the date specified by the Company (each such Bank being called a “Non-Consenting Bank”), then, notwithstanding any other provision of this Agreement to the contrary, the Company shall have the right to take any of the actions set forth in Section 2.13 with respect to such Non-Consenting Bank.

SECTION 10.09.  USA Patriot Act.  Each Bank hereby notifies the Company that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Bank to identify the Company in accordance with the USA Patriot Act.

SECTION 10.10.  Headings.  Article and Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

SECTION 10.11.  Circumstances Requiring Consultation.  In the event that (i) additional amounts have become payable to an Affected Bank as a result of the occurrence of circumstances referred to in Section 2.08, (ii) any Affected Bank shall have made a determination pursuant to Section 3.06, or (iii) additional amounts have become payable to any Bank or any Participant pursuant to Section 2.12, then, and in any such event, such Affected Bank, Bank or Participant, as the case may be, shall promptly consult with the Administrative Agent and the Company in order to endeavor, and such Affected Bank, Bank or Participant, as the case may be, shall use its best efforts, to take such action as, in the good faith judgment of such Affected Bank, Bank or Participant, is then reasonable and practicable under the circumstances (including, without limitation, changing the location of its lending office or participating office, as the case may be, in order to move the situs of such Affected Bank’s or Bank’s Term Loans or such Participant’s participation to another jurisdiction, if possible without material liability, cost or expense to such Affected Bank, Bank or Participant and without material reduction to such Affected Bank or Bank of any amount otherwise receivable by such Affected Bank or Bank under this Agreement and such Affected Bank’s or Bank’s Notes or receivable by such Participant under its participation), to mitigate or eliminate the effect of such event.  In addition, in the event that (i) any Bank or Participant shall, as a result of reserves maintained by such Bank or Participant with any Federal Reserve Bank of the United States in connection with any of the Term Loans or participations, be entitled to receive, and receive, amounts from such Federal Reserve Bank (in the form of interest or otherwise) in respect of such reserves, or (ii) any Bank or Participant shall receive any similar (or other) benefit as a result of actions taken by such Bank or Participant with respect to any Capital Adequacy or Liquidity Rule, then, and in any such event, to the extent such Bank or Participant shall have received compensation under Section 2.08 in connection with such reserves or Capital Adequacy or Liquidity Rule, such Bank or Participant shall promptly consult with the Administrative Agent and the Company in order to endeavor, and such Bank or Participant shall use its best efforts, to take such action as, in the good faith judgment of such Bank or Participant, is then reasonable and practicable under the circumstances, to give the benefit of such amounts or benefits to the Company.

SECTION 10.12.  Execution in Counterparts; Integration.  This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any Note shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Banks shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Company without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Bank, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Company hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Banks and the Company, Electronic Signatures transmitted by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Banks may, at its option, create one or more copies of this Agreement in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such

Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement based solely on the lack of paper original copies of this Agreement including with respect to any signature pages thereto and (D) waives any claim against any Bank-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Bank’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Company to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature. This Agreement and the Notes constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (other than provisions of any commitment letter or fee letter entered into in connection with the credit facility established hereunder that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect).

SECTION 10.13.  GOVERNING LAW.  THIS AGREEMENT AND EACH NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW PROVIDED, HOWEVER, THAT (A) THE INTERPRETATION OF THE DEFINITION OF “SELLER MATERIAL ADVERSE EFFECT” (AND WHETHER OR NOT A “SELLER MATERIAL ADVERSE EFFECT” HAS OCCURRED OR WOULD REASONABLY BE EXPECTED TO OCCUR) FOR THE PURPOSES OF SECTION 7.02(C), (B) THE DETERMINATION OF THE ACCURACY OF ANY ACQUISITION AGREEMENT REPRESENTATIONS AND WHETHER AS A RESULT OF ANY INACCURACY OF ANY ACQUISITION AGREEMENT REPRESENTATION THE COMPANY HAS (OR THE COMPANY’S SUBSIDIARY HAS) THE RIGHT TO TERMINATE THE COMPANY’S (OR ITS) OBLIGATIONS UNDER THE ACQUISITION AGREEMENT AND (C) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT SHALL, IN EACH CASE, BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

SECTION 10.14.  CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN (OR IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN), AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY NOTE OR THE TRANSACTIONS RELATING HERETO OR THERETO, OR FOR

RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY (AND ANY SUCH CLAIMS, CROSS-CLAIMS OR THIRD-PARTY CLAIMS BROUGHT AGAINST THE ADMINISTRATIVE AGENT OR ANY OF IS RELATED PARTIES MAY ONLY) BE HEARD AND DETERMINED IN SUCH FEDERAL (TO THE EXTENT PERMITTED BY LAW) OR NEW YORK STATE COURT, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY ACCEPTS, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT FROM WHICH NO APPEAL HAS BEEN TAKEN OR IS AVAILABLE.  THE COMPANY IRREVOCABLY AGREES THAT ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO IT AT ITS ADDRESS SET FORTH ON SCHEDULE II OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT HERETO, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE COMPANY TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.  EACH OF THE COMPANY, THE AGENTS AND THE BANKS IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY AND ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH JURISDICTION.  NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR LIMIT THE RIGHT OF ANY AGENT OR ANY BANK TO BRING PROCEEDINGS AGAINST THE COMPANY IN THE COURT OF ANY OTHER COMPETENT JURISDICTION.

SECTION 10.15.  Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 10.16.  [Reserved].

SECTION 10.17.  Maximum Interest.  Nothing contained in this Agreement shall be deemed to establish or require the payment of interest at a rate in excess of the maximum rate permitted by applicable law.  In the event that the rate of interest required to be paid to any of the Banks under this Agreement exceeds the maximum rate permitted by applicable law, the rate of interest required to be paid to such Banks hereunder shall be automatically reduced to the maximum rate permitted by applicable law.

SECTION 10.18.  No Fiduciary Relationship.  The Company, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Company, its Subsidiaries and their

Affiliates, on the one hand, and the Agents, the Lead Arranger, the Banks, and their affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents, the Lead Arranger, the Banks, or their affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 10.19.  Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in the Agreement, each party hereto acknowledges that any liability of any Bank that is an Affected Financial Institution arising under this Agreement may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)  the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Bank party hereto that is an Affected Financial Institution; and

(b)  the effects of any Bail-In Action on any such liability, including, if applicable:

(i)  a reduction in full or in part or cancellation of any such liability;

(ii)  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(iii)  the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

OCCIDENTAL PETROLEUM CORPORATION, as the Company

By:	/s/ Jaime Casas
	Name:	Jaime Casas
	Title:	Vice President and Treasurer

[Signature Page to Term Loan Agreement]

BANK OF AMERICA, N.A., in its individual capacity, as a Bank

By:	/s/ Alia Qaddumi
	Name:	Alia Qaddumi
	Title:	Director

BANK OF AMERICA, N.A., in its individual capacity, as Administrative Agent

By:	/s/ Taelitha Bonds-Harris
	Name:	Taelitha Bonds-Harris
	Title:	Assistant Vice President

[Signature Page to Term Loan Agreement]

JPMorgan Chase Bank, N.A., in its individual capacity, as a Bank

By:	/s/ Justin Carter
	Name:	Justin Carter
	Title:	Vice President

[Signature Page to Term Loan Agreement]

MUFG Bank, Ltd., in its individual capacity, as a Bank

By:	/s/ Anastasiya Bykov
	Name:	Anastasiya Bykov
	Title:	Authorized Signatory

[Signature Page to Term Loan Agreement]

Sumitomo Mitsui Banking Corporation, in its individual capacity, as a Bank

By:	/s/ Alkesh Nanavaty
	Name:	Alkesh Nanavaty
	Title:	Executive Director

[Signature Page to Term Loan Agreement]

CITIBANK, N.A., in its individual capacity, as a Bank

By:	/s/ Maureen Maroney
	Name:	Maureen Maroney
	Title:	Vice President

[Signature Page to Term Loan Agreement]

HSBC Bank USA, National Association, in its individual capacity, as a Bank

By:	/s/ Balaji Rajgopal
	Name:	Balaji Rajgopal
	Title:	Director

[Signature Page to Term Loan Agreement]

ROYAL BANK OF CANADA, in its individual capacity, as a Bank

By:	/s/ Don J. McKinnerney
	Name:	Don J. McKinnerney
	Title:	Authorized Signatory

[Signature Page to Term Loan Agreement]

Standard Chartered Bank, in its individual capacity, as a Bank

By:	/s/ Kristopher Tracy
	Name:	Kristopher Tracy
	Title:	Director, Finacing Solutions

[Signature Page to Term Loan Agreement]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, in its individual capacity, as a Bank

By:	/s/ Lionel Baptista
	Name:	Lionel Baptista
	Title:	Authorized Signatory

[Signature Page to Term Loan Agreement]

Wells Fargo Bank, National Association, in its individual capacity, as a Bank

By:	/s/ Taylor Morgan
	Name:	Taylor Morgan
	Title:	Vice President

[Signature Page to Term Loan Agreement]

Bank of China, New York Branch, in its individual capacity, as a Bank

By:	/s/ Raymond Qiao
	Name:	Raymond Qiao
	Title:	Executive Vice President

[Signature Page to Term Loan Agreement]

BARCLAYS BANK PLC, in its individual capacity, as a Bank

By:	/s/ Sydney G. Dennis
	Name:	Sydney G. Dennis
	Title:	Director

[Signature Page to Term Loan Agreement]

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, in its individual capacity, as a Bank

By:	/s/ Scott W. Danvers
	Name:	Scott W. Danvers
	Title:	Authorized Signatory

By:	/s/ Donovan C. Broussard
	Name:	Donovan C. Broussard
	Title:	Authorized Signatory

[Signature Page to Term Loan Agreement]

MIZUHO BANK, LTD., in its individual capacity, as a Bank

By:	/s/ Edward Sacks
	Name:	Edward Sacks
	Title:	Executive Director

[Signature Page to Term Loan Agreement]

PNC BANK, NATIONAL ASSOCIATION, in its individual capacity, as a Bank

By:	/s/ Anvar Musayev
	Name:	Anvar Musayev
	Title:	Vice President

[Signature Page to Term Loan Agreement]

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH, in its individual capacity, as a Bank

By:	/s/ Joe Lattanzi
	Name:	Joe Lattanzi
	Title:	Managing Director

[Signature Page to Term Loan Agreement]

U.S. Bank National Association, in its individual capacity, as a Bank

By:	/s/ Luke Fernie
	Name:	Luke Fernie
	Title:	Vice President

[Signature Page to Term Loan Agreement]

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, in its individual capacity, as a Bank

By:	/s/ Cara Younger
	Name:	Cara Younger
	Title:	Managing Director

By:	/s/ Andrew Pargament
	Name:	Andrew Pargament
	Title:	Managing Director

[Signature Page to Term Loan Agreement]

Riyad Bank Houston Agency, in its individual capacity, as a Bank

By:	/s/ Chris Chambers
	Name:	Chris Chambers
	Title:	General Manager

By:	/s/ Roxanne Crawford
	Name:	Roxanne Crawford
	Title:	VP Adminstrative Officer

[Signature Page to Term Loan Agreement]

THE BANK OF NEW YORK MELLON, in its individual capacity, as a Bank

By:	/s/ Yipeng Zhang
	Name:	Yipeng Zhang
	Title:	Vice President

[Signature Page to Term Loan Agreement]

China Construction Bank, New York Branch, in its individual capacity, as a Bank

By:	/s/ Suosheng Li
	Name:	Suosheng Li
	Title:	General Manager

[Signature Page to Term Loan Agreement]

Bank of Baroda, New York Branch, in its individual capacity, as a Bank

By:	/s/ Saurabh Jain
	Name:	Saurabh Jain
	Title:	Assistant General Manager

[Signature Page to Term Loan Agreement]

MASHREQBANK PSC, in its individual capacity, as a Bank

By:	/s/ Mario Marcangeli
	Name:	Mario Marcangeli
	Title:	CFO

[Signature Page to Term Loan Agreement]

MACQUARIE BANK LIMITED, in its individual capacity, as a Bank

By:	/s/ Russell Gripper
	Name:	Russell Gripper
	Title:	Division Director

By:	/s/ Chris Horne
	Name:	Chris Horne
	Title:	Division Director

[Signature Page to Term Loan Agreement]

Agricultural Bank of China New York Branch, in its individual capacity, as a Bank

By:	/s/ Jing Xu
	Name:	Jing Xu
	Title:	SVP & Head of Corporate Banking Department

[Signature Page to Term Loan Agreement]

BANCO DE SABADELL, S.A., MIAMI BRANCH, in its individual capacity, as a Bank

By:	/s/ Enrique Castillo
	Name:	Enrique Castillo
	Title:	Head of Corporate Banking

[Signature Page to Term Loan Agreement]

SCHEDULE 1.01 TO
TERM LOAN AGREEMENT

Capitalized terms used in Section 6.02(b) or Section 6.02(c) of the Term Loan Agreement dated as of December 28, 2023, among Occidental Petroleum Corporation, the Banks (as defined therein) and Bank of America, N.A., as administrative agent (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”) shall have the meanings indicated below.  Capitalized terms used in the definitions set forth below and not defined in this Schedule 1.01 shall have the meanings indicated in Section 1.01 of the Term Loan Agreement. All section references used in the definitions set forth below shall be to sections of the Term Loan Agreement, unless otherwise specified.

“Board of Directors” means either the board of directors (or any similar governing body) of the Company or any duly authorized committee of that board.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Administrative Agent.

“Consolidated Net Tangible Assets” means the total of the Net Tangible Assets of the Company and its Consolidated Subsidiaries, included in their financial statements prepared on a consolidated basis in accordance with United States generally accepted accounting principles, after eliminating all intercompany items.

“Consolidated Subsidiary” means any Subsidiary of the Company included in the financial statements of the Company and its Subsidiaries prepared on a consolidated basis in accordance with United States generally accepted accounting principles.

“Current Liabilities” means all Indebtedness that may properly be classified as current liabilities in accordance with United States generally accepted accounting principles.

“Discounted Rental Value” means, as to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent (after deducting the amount of rent to be received by such Person under noncancelable subleases) required to be paid by such Person under such lease during the remaining noncancelable term thereof (including any such period for which such lease has been extended or may, at the option of the lessor, be extended), discounted from the respective due dates thereof to such date at a rate per annum of 11 3/4%. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. If and to the extent the amount of any rent during any future period is not definitely determinable under the lease in question, the amount of such rent shall be estimated in such reasonable manner as the Board of Directors of the Company may in good faith determine.

“Funded Debt” means all Indebtedness maturing one year or more from the date of the creation thereof, all Indebtedness directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all Indebtedness under a revolving credit, term loan or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

“Indebtedness” means, with respect to any Person, at any time, and in each case only to the extent such obligations are presented as liabilities on the face of the balance sheet of such Person in accordance with United States generally accepted accounting principles (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (b) obligations under capital leases (the amount of such obligations being the capitalized amount of such leases, determined in accordance with United States generally accepted accounting principles as provided in Section 1.02), (c) obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (d) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit,  letters of guaranty and bankers’ acceptances, (e) guarantees by such Person of any Indebtedness of others of the type described in the foregoing clauses (a) through (d) and (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any asset owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person.

 “Lien” means and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance to secure Indebtedness for borrowed money, but excluding (i) any security interest which a lessor may be deemed to have under a lease and (ii) any lien which may be deemed to exist under a Production Payment or under any subordination arrangement.

“Net Tangible Assets” of any specified Person means the total of all assets properly appearing on a balance sheet of such Person prepared in accordance with United States generally accepted accounting principles, after deducting from such total, without duplication of deductions, (a) all Current Liabilities of such Person, (b) that portion of the book amount of all such assets which would be treated as intangibles under United States generally accepted accounting principles, including without limitation, all such items as goodwill, trademarks, trade names, brands, copyrights, patents, licenses and rights with respect to the foregoing and unamortized debt discount and expense, and (c) the amount, if any, at which any Capital Stock of such Person appears on the asset side of such balance sheet.

“Obligations” means the due and punctual payment by the Company of (a) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (b) all other monetary obligations of the Company to the Banks under the Term Loan Agreement.

2

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Domestic Property” means any (i) developed oil or gas producing property or (ii) processing or manufacturing plant, in each case which is now or hereafter owned or leased by the Company or any Consolidated Subsidiary and which is located in the continental United States (provided, however, that any such property or plant declared by the Board of Directors by Board Resolution not to be of material importance to the business of the Company and its Consolidated Subsidiaries taken as a whole will be excluded from the foregoing definition).

“Production Payment” means any economic interest in oil, gas or mineral reserves which (i) entitles the holder thereof to a specified share of future production from such reserves, free of the costs and expenses of such production, and (ii) terminates when a specified quantity of such share of future production from such reserves has been delivered or a specified sum has been realized from the sale of such share of future production from such reserves.

“Secured Debt” means any Indebtedness of the Company or any Consolidated Subsidiary for borrowed money, secured by a Lien on any Principal Domestic Property or on any shares of Capital Stock or on any Indebtedness of any Consolidated Subsidiary which owns any Principal Domestic Property.

“Subsidiary” means a Business Entity more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

“Voting Stock” means, with respect to any Business Entity, any class or series of Capital Stock of such Business Entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of, or to appoint or to approve the appointment of, the directors, trustees or managing members of, or other persons holding similar positions with, such Business Entity.

3

SCHEDULE I to
TERM LOAN AGREEMENT

AMOUNTS OF COMMITMENTS

NAME OF BANK	AMOUNT OF 2-YEAR TRANCHE COMMITMENT	AMOUNT OF 364-DAY TRANCHE COMMITMENT	TOTAL COMMITMENT
Bank of America, N.A.	$373,404,255.30	$276,595,744.70	$650,000,000.00
JPMorgan Chase Bank, N.A.	$192,446,808.51	$142,553,191.49	$335,000,000.00
MUFG Bank, Ltd.	$192,446,808.51	$142,553,191.49	$335,000,000.00
Sumitomo Mitsui Banking Corporation	$192,446,808.51	$142,553,191.49	$335,000,000.00
Citibank, N.A.	$129,255,319.15	$95,744,680.85	$225,000,000.00
HSBC Bank USA, National Association	$129,255,319.15	$95,744,680.85	$225,000,000.00
Royal Bank of Canada	$129,255,319.15	$95,744,680.85	$225,000,000.00
Standard Chartered Bank	$129,255,319.15	$95,744,680.85	$225,000,000.00
The Toronto-Dominion Bank, New York Branch	$129,255,319.15	$95,744,680.85	$225,000,000.00
Wells Fargo Bank, National Association	$129,255,319.15	$95,744,680.85	$225,000,000.00
Bank of China, New York Branch	$117,765,957.45	$87,234,042.55	$205,000,000.00
Barclays Bank PLC	$57,446,808.51	$42,553,191.49	$100,000,000.00
Canadian Imperial Bank of Commerce, New York Branch	$57,446,808.51	$42,553,191.49	$100,000,000.00
Mizuho Bank, LTD.	$57,446,808.51	$42,553,191.49	$100,000,000.00
PNC Bank, National Association	$57,446,808.51	$42,553,191.49	$100,000,000.00
The Bank of Nova Scotia, Houston Branch	$57,446,808.51	$42,553,191.49	$100,000,000.00
U.S. Bank National Association	$57,446,808.51	$42,553,191.49	$100,000,000.00
Banco Bilbao Vizcaya Argentaria, S.A. New York Branch	$28,723,404.26	$21,276,595.74	$50,000,000.00
Riyad Bank Houston Agency	$28,723,404.26	$21,276,595.74	$50,000,000.00
The Bank of New York Mellon	$28,723,404.26	$21,276,595.74	$50,000,000.00

NAME OF BANK	AMOUNT OF 2-YEAR TRANCHE COMMITMENT	AMOUNT OF 364-DAY TRANCHE COMMITMENT	TOTAL COMMITMENT
China Construction Bank, New York Branch	$172,340,425.53	$127,659,574.47	$300,000,000.00
Bank of Baroda, New York Branch	$114,893,617.02	$85,106,382.98	$200,000,000.00
Mashreqbank psc	$57,446,808.51	$42,553,191.49	$100,000,000.00
Macquarie Bank Limited	$57,446,808.51	$42,553,191.49	$100,000,000.00
Agricultural Bank of China New York Branch	$14,361,702.13	$10,638,297.87	$25,000,000.00
Banco de Sabadell, S.A., Miami Branch	$8,617,021.28	$6,382,978.72	$15,000,000.00
TOTAL COMMITMENT AMOUNT	$2,700,000,000.00	$2,000,000,000.00	$4,700,000,000.00

2

SCHEDULE II to
TERM LOAN AGREEMENT

ADDRESSES, FACSIMILE AND TELEPHONE NUMBERS

If to the Company:	OCCIDENTAL PETROLEUM CORPORATION 5 Greenway Plaza, Suite 110 Houston, TX 77046 Attention: Treasurer Tel. No. (713) 215-7000 Facsimile No. (713) 985-1995
If to the Administrative Agent:
BANK OF AMERICA, N.A.
Dallas Infomart
1950 N. Stemmons Freeway, Suite 6053
Dallas, Texas 75207
Mail Code: TX1-160-06-02

For loan and financial activity:
Attention: Betty Coleman
Tel. No: (469) 201-8235
E-mail: betty.coleman@bofa.com

For other notices:
Attention: Taelitha Bonds-Harris
Tel. No: (214) 209-3408
E-mail: taelitha.m.harris@bofa.com

If to any other Bank:	Contact information on file with the Administrative Agent.

SCHEDULE III to
TERM LOAN AGREEMENT

PRICING SCHEDULE

Index Debt ratings	Applicable Margin				Commitment Fee Rate
	364-Day Tranche Loans		2-Year Tranche Loans
	Base Rate	Term SOFR	Base Rate	Term SOFR
Level 1: BBB+ or better by S&P Baa1 or better by Moody’s	0.125%	1.125%	0.250%	1.250%	0.125%
Level 2: BBB by S&P Baa2 by Moody’s	0.250%	1.250%	0.375%	1.375%	0.150%
Level 3: BBB- by S&P Baa3 by Moody’s	0.500%	1.500%	0.625%	1.625%	0.200%
Level 4: BB+ by S&P Ba1 by Moody’s	0.750%	1.750%	0.875%	1.875%	0.300%
Level 5: BB by S&P Ba2 by Moody’s	1.000%	2.000%	1.125%	2.125%	0.325%
Level 6: BB- or lower by S&P Ba3 or lower by Moody’s	1.250%	2.250%	1.375%	2.375%	0.350%

For purposes hereof, (a) if the ratings established (or deemed to have been established, as provided in clause (b) below) by Moody’s and S&P shall fall within different Levels, the applicable Level shall be the category in which the higher of the ratings shall fall unless the ratings differ by two or more Levels, in which case the applicable Level shall be the next Level below that corresponding to the higher rating, (b) if Moody’s or S&P shall not have in effect a rating for Index Debt (other than (i) because such rating agency shall no longer be in the business of rating corporate debt obligations or (ii) as a result of a change in the rating system of Moody’s or S&P), then such rating agency will be deemed to have established a rating for Index Debt in Level 6 and (c) if any rating established (or deemed to have been established, as provided in clause (b) above) by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first publicly announced by the applicable rating agency. Each change in the Applicable Margin and Commitment Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Banks (acting through the Administrative Agent) shall negotiate in good faith to amend the references to specific ratings in this paragraph to reflect such changed rating system or the non-availability of ratings from such rating agency.

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